Published CUSIP Number:________________

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of March 9, 2005

among

MOLINA HEALTHCARE, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

CIBC WORLD MARKETS CORP, and

CITICORP NORTH AMERICA, INC.

as Syndication Agents,

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent,

and

The Other Lenders Party Hereto

_________________________________________

BANC OF AMERICA SECURITIES LLC, and

CIBC WORLD MARKETS CORP.,

as

Joint Lead Arrangers

________________________________________

BANC OF AMERICA SECURITIES LLC,

CIBC WORLD MARKETS CORP., and

CITIGROUP GLOBAL MARKETS INC.

as

Joint Book Managers

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS 1

1.01 Defined Terms 1

1.02 Other Interpretive Provisions 31

1.03 Accounting Terms 32

1.04 Rounding 32

1.05 Times of Day 33

1.06 Letter of Credit Amounts 33

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS 33

2.01 The Loans 33

2.02 Borrowings, Conversions and Continuations of Loans 33

2.03 Letters of Credit. 35

2.04 Swing Line Loans 42

2.05 Prepayments 45

2.06 Termination or Reduction of Commitments 46

2.07 Repayment of Loans 46

2.08 Interest 46

2.09 Fees 47

2.10 Computation of Interest and Fees 47

2.11 Evidence of Debt 47

2.12 Payments Generally; Administrative Agent's Clawback 48

2.13 Sharing of Payments by Lenders 50

2.14 Increase in Commitments 51

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY 52

3.01 Taxes 52

3.02 Illegality 54

3.03 Inability to Determine Rates 54

3.04 Increased Costs; Reserves on Eurodollar Rate Loans 55

3.05 Funding Losses 56

3.06 Mitigation Obligations; Replacement of Lenders 57

3.07 Survival 57

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS 57

4.01 Conditions of Initial Credit Extension 57

4.02 Conditions to all Credit Extensions 61

ARTICLE V REPRESENTATIONS AND WARRANTIES 62

5.01 Existence, Qualification and Power 62

5.02 Authorization; No Contravention 62

5.03 Governmental Authorization; Other Consents 62

5.04 Binding Effect 63

5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event 63

5.06 Litigation 63

5.07 No Default 64

5.08 Subsidiaries. 64

5.09 Ownership of Personal Property; Liens 64

5.10 Intellectual Property; Licenses, Etc. 64

5.11 Real Estate, Lease. 64

5.12 Environmental Matters 65

5.13 Security Documents. 65

5.14 Insurance 66

5.15 Taxes 67

5.16 ERISA Compliance 67

5.17 Margin Regulations; Investment Company Act; Public Utility Holding Company Act 67

5.18 Disclosure 68

5.19 Compliance with Laws 68

5.20 Labor Matters. 69

5.21 Fraud and Abuse. 69

5.22 Licensing. 70

5.23 Solvency. 70

ARTICLE VI AFFIRMATIVE COVENANTS 71

6.01 Financial Statements 71

6.02 Certificates; Other Information 72

6.03 Notices 74

6.04 Payment of Obligations 75

6.05 Preservation of Existence, Etc 76

6.06 Maintenance of Properties 76

6.07 Maintenance of Insurance 76

6.08 Reinsurance Arrangements. 76

6.09 Compliance with Laws 77

6.10 Books and Records 77

6.11 Inspection Rights 77

6.12 Use of Proceeds 77

6.13 Further Assurances with Respect to Non-Regulated Subsidiaries. 78

6.14 Further Assurances with Respect to Regulated Subsidiaries. 78

6.15 Further Assurances with Respect to other Collateral 79

6.16 Performance of Material Contracts 82

6.17 Maintenance of Licensing, Etc 82

6.18 Environmental 82

ARTICLE VII NEGATIVE COVENANTS 82

7.01 Liens 82

7.02 Investments 84

7.03 Indebtedness 85

7.04 Fundamental Changes and Acquisitions 86

7.05 Dispositions 88

7.06 Restricted Payments 88

7.07 Amendment, Etc. of Indebtedness, Other Material Contracts and Constitutive Documents and Payments in respect of Indebtedness 89

7.08 Change in Nature of Business 90

7.09 Transactions with Affiliates 90

7.10 Limitations on Restricted Actions. 90

7.11 [Intentionally Omitted.] 91

7.12 Use of Proceeds 91

7.13 Impairment of Security Interests 91

7.14 Ownership of Subsidiaries, Foreign Subsidiaries and Other Restrictions Relating to Subsidiaries 91

7.15 Fiscal Year 91

7.16 Partnerships, etc 91

7.17 Capital Expenditures 92

7.18 Financial Covenants 92

7.19 Statutory Net Worth Ratio. 92

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES 93

8.01 Events of Default 93

8.02 Remedies Upon Event of Default 95

8.03 Application of Funds 96

ARTICLE IX ADMINISTRATIVE AGENT 97

9.01 Appointment and Authority 97

9.02 Rights as a Lender 97

9.03 Exculpatory Provisions 97

9.04 Reliance by Administrative Agent 98

9.05 Delegation of Duties 99

9.06 Resignation of Administrative Agent 99

9.07 Non-Reliance on Administrative Agent and Other Lenders 100

9.08 No Other Duties, Etc 100

9.09 Administrative Agent May File Proofs of Claim 100

9.10 Collateral and Guaranty Matters 101

ARTICLE X MISCELLANEOUS 101

10.01 Amendments, Etc 101

10.02 Notices; Effectiveness; Electronic Communications 103

10.03 No Waiver; Cumulative Remedies 105

10.04 Attorney Costs; Expenses; Indemnity; Damage Waiver 105

10.05 Payments Set Aside 107

10.06 Successors and Assigns 107

10.07 Treatment of Certain Information; Confidentiality 110

10.08 Right of Setoff 111

10.09 Interest Rate Limitation 112

10.10 Counterparts; Integration; Effectiveness 112

10.11 Survival of Representations and Warranties 112

10.12 Severability 112

10.13 Replacement of Lenders 113

10.14 Governing Law; Jurisdiction; Etc 113

10.15 Waiver of Jury Trial 115

10.16 USA Patriot Act Notice 115

SIGNATURES S-1

SCHEDULES

2.01 Commitments and Applicable Percentages

5.03 Third Party Consents

5.08 Subsidiaries and Other Equity Investments

5.11 Fee Properties, Leased Properties

5.14 Insurance

5.20 Labor Matters

5.24 Material Contracts

7.01 Existing Liens

7.02 Existing Investments

7.03 Existing Indebtedness

7.09 Transactions with Affiliates

10.02 Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of

A Loan Notice

B Swing Line Loan Notice

C Note

D Compliance Certificate

E Assignment and Assumption

F Subsidiary Guaranty

G Forms of Opinions

H Joinder Agreement

I Pledge Agreement

J Security Agreement

K Mortgage

AMENDED AND RESTATED

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of March 9, 2005, among (a) MOLINA HEALTHCARE, INC., a Delaware corporation (the "Borrower"), (b) each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), (c) BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, (d) CIBC WORLD MARKETS CORP. and CITICORP NORTH AMERICA, INC., as Syndication Agents, (e) U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent, (f) BANC OF AMERICA SECURITIES LLC and CIBC WORLD MARKETS CORP., as Joint Lead Arrangers, and (g) BANC OF AMERICA SECURITIES LLC, CIBC WORLD MARKETS CORP. and CITIGROUP GLOBAL MARKETS INC., as Joint Book Managers.

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Credit Agreement in its entirety to provide a revolving credit facility to the Borrower in the aggregate principal amount of $180 million and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

  DEFINITIONS AND ACCOUNTING TERMS

    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

    "Account Control Agreements" means, collectively, the Account Control Agreements entered into under the Existing Credit Agreement which are effective under this Agreement and any other Account Control Agreements each substantially in the form of Exhibits B-1 and B-2, as applicable, to the Security Agreement.

    "Acquiring Party" has the meaning specified within the definition of Permitted Acquisitions.

    "Acquisition", by any Person, means the purchase or acquisition by such Person of any capital stock of another Person other than a Loan Party or all or any substantial portion of the Property (other than the capital stock) of another Person other than a Loan Party, whether involving a merger or consolidation with such other Person.

    "Acquisition Purchase Price" means the aggregate consideration paid by the acquiring Person in connection with an Acquisition, including (a) any cash consideration, (b) any non-cash consideration (including any assumed debt) and (c) for such Person to be acquired, an amount determined by the Acquiring Party in good faith at the time of the Acquisition of projected capital infusions required by Governmental Authorities or necessary in order to maintain compliance by such Person with the provisions of this Agreement as of the end of that fiscal year, but excluding for purposes of such calculation, the fair market value of any capital stock or other equity interest of the Borrower or any Subsidiary issued as part of the consideration for any such Acquisition.

    "Actual Knowledge" means, as to any matter with respect to any Person, the actual knowledge of such matter by a Responsible Officer of such Person, it being understood in any event that "Actual Knowledge" shall be deemed to exist upon receipt of notice of such matter by a Responsible Officer.

    "Administrative Agent" means Bank of America in its capacity as administrative agent and collateral agent, as applicable, under any of the Loan Documents, or any successor administrative agent.

    "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

    "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

    "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

    "Agent Parties" has the meaning specified in Section 10.02(c).

    "Aggregate Commitments" means the Commitments of all the Lenders.

    "Agreement" means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

    "Applicable Percentage" means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender's Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

    "Applicable Rate" means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate+ and Letters of Credit	Base Rate+ and Swing Line Loans	Commitment Fee
I.	≥ 1.5	1.75%	.75%	.375%
II.	< 1.5 but ≥ 1.0	1.50%	.50%	.30%
III.	< 1.0 but ≥ 0.5	1.25%	.25%	.30%
IV.	< 0.5	1.00%	0.0%	.25%

    Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply for the period beginning on the first Business Day after the date on which such Compliance Certificate was required to have been delivered and continue until the first Business Day immediately following the date a Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based on the information contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the delivery of the Compliance Certificate dated June 30, 2005 shall be determined based upon Pricing Level III.

    "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

    "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

    "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

    "Attributable Indebtedness" means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

    "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and the Subsidiaries for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, stockholders' equity and cash flows for such fiscal year of the Borrower and the Subsidiaries, including the notes thereto.

    "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

    "Banc of America Securities" means Banc of America Securities LLC and its successors.

    "Bank of America" means Bank of America, N.A. and its successors.

    "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

    "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

    "Borrower" has the meaning specified in the introductory paragraph hereto.

    "Borrower Materials" has the meaning specified in Section 6.02.

    "Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or a Swing Line Borrowing, as the context may require.

    "Building Finance Loan" means a loan to Molina Healthcare of California by California Federal Bank in a principal amount of $3.4 million used in 1999 to purchase the Borrower's corporate headquarters building located at One Golden Shore Drive, Long Beach, California 90802, which loan is secured by a Lien on such building.

    "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

    "Businesses" has the meaning specified in Section 5.12(a).

    "Capital Assets" means, with respect to any Person, all equipment, fixed assets and real property or improvements, replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person or that have a useful life of more than one year.

    "Capital Expenditures" means, for any period for any Person, without duplication (a) all expenditures made directly or indirectly during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person) and (b) solely to the extent not otherwise included in clause (a) of this definition, the aggregate principal amount of all Indebtedness (including, without limitation, obligations in respect of Capitalized Leases) assumed or incurred during such period to finance any such expenditures for Capital Assets. For purposes of this definition, (i) Permitted Acquisitions shall not be included in Capital Expenditures, and (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing assets, equipment or other property or with insurance proceeds, condemnation awards or other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such asset, equipment or other property for the asset, equipment or other property being traded in at such time or the amount of such insurance proceeds, as the case may be.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person.

    "Cash Collateralize" has the meaning specified in Section 2.03(g).

    "Cash Equivalents" means:

    (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

    (b) marketable obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least "AA" by Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. (and any successors in interest) ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition;

    (c) certificates of deposit maturing not more than twelve (12) months from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender or the parent company of a Lender, provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least "A-1" (or its equivalent) by S&P or "P-1" (or its equivalent) by Moody's;

    (d) commercial paper and variable or fixed rate notes issued by any Lender or by the parent company of any Lender and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least "A-1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of at least "Aa" or the equivalent thereof by Moody's) and in each case maturing within one year after the date of acquisition; and

    (e) repurchase agreements with any Lender or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the "Federal Financial Institutions Examinations Council Supervisory Policy -- Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency in October 31, 1985".

    "CHAMPUS" means the United States Department of Defense Civilian Health and Medical Program of the Uniformed Services.

    "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

    "Change of Control" means, with respect to any Person, an event or series of events by which:

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that notwithstanding any of the foregoing, transfers of Equity Interests among members of the Molina Family and/or trusts beneficially owned by any member of the Molina Family shall not be considered a Change of Control hereunder; or

    (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

    "CIBC Inc." means CIBC Inc. and its successors.

    "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(d), waived by the Person entitled to receive the applicable payment).

    "CMS" means the Centers for Medicare and Medicaid Services and any successor thereof.

    "Code" means the Internal Revenue Code of 1986.

    "Collateral" means all the "Collateral" referred to in the Collateral Documents.

    "Collateral Documents" means, collectively, the Security Agreement, the Pledge Agreement, each Account Control Agreement, each Waiver Agreement, each Mortgage, and any other security agreements, pledge agreements or similar instruments delivered to the Administrative Agent as collateral agent from time to time pursuant to Sections 6.13, 6.14 and 6.15.

    "Commitment" means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

    "Commitment Fee" has the meaning specified in Section 2.09(a).

    "Commitment Letter" means the commitment letter agreement, dated January 19, 2005 among the Borrower, Bank of America, as Administrative Agent, Bank of America, CIBC Inc. and Citicorp of North America, Inc., as lead banks, the Joint Lead Arrangers and the Joint Book Managers.

    "Company Action Level" means the Company Action Level risk-based capital threshold, as defined by the HMO Model Act or comparable act applicable to a Regulated Subsidiary.

    "Compliance Certificate" means a certificate substantially in the form of Exhibit D hereto.

    "Consolidated EBITDA" means, for any period for the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, an amount equal to Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes for such period; (iii) the amount of depreciation and amortization expense for such period; and (iv) applicable non-cash charges related to the write-off of the remaining deferred financing costs incurred in connection with the Existing Credit Agreement for such period.

    "Consolidated Funded Indebtedness" means, for the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP, as of any date of determination, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (other than customary reservations of title under agreements with suppliers entered into in the ordinary course of business), (c) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, including, without limitation, all unreimbursed drafts drawn thereunder, bank guaranties, surety bonds and similar instruments (less the amount of any cash collateral securing any such letters of credit and banker's acceptances), (d) the outstanding principal amount of all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases, (f) the attributed principal amount of Securitization Transactions, (g) all preferred stock or comparable equity interests providing for mandatory redemption, sinking fund or other like payments at any time prior to the Maturity Date, (h) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (g) above, and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. To the extent that the rights and remedies of the obligee of any Consolidated Funded Indebtedness are limited to certain property or are otherwise non-recourse to the Borrower or any Subsidiary the amount of such Consolidated Funded Indebtedness shall be limited to the value of such Person's interest in such property (valued at the higher of book value or market value as of such date of determination).

    "Consolidated Interest Charges" means, for any period, for the Borrower and the Subsidiaries on a consolidated basis, all consolidated interest expense in accordance with GAAP with respect to Indebtedness for borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, to the extent the same are paid in cash during such period.

    "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

    "Consolidated Net Income" means, for any period, on a consolidated basis, the Net Income of the Borrower and the Subsidiaries on a consolidated basis for that period.

    "Contract Provider" means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with the Borrower or any of the Subsidiaries.

    "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

    "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

    "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

    "Debt Issuance" means the issuance by the Borrower or any Subsidiary of any Indebtedness for borrowed money, including Indebtedness under this Agreement; provided that the foregoing shall not be deemed to imply that any such Debt Issuance is permitted under this Agreement.

    "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

    "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

    "Default Rate" means an interest rate equal to (a) in the case of Eurodollar Rate Loans, the sum of (i) the Eurodollar Rate for such Loans plus (ii) the Applicable Rate applicable to such Loans, plus (iii) 2% per annum,(b) in the case of the Letter of Credit Fees, a rate equal to (i) the Applicable Rate plus (ii) 2% per annum and (c) in the case of Base Rate Loans and for all other Obligations, the sum of (i) the Base Rate for Base Rate Loans plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum.

    "Defaulting Lender" means any Lender that (a) has failed to fund any portion of a Borrowing or participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

    "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but other than pursuant to any casualty or condemnation event.

    "Documentation Agent" means U.S. Bank National Association in its capacity as Documentation Agent or any successor documentation agent.

    "Dollar" and "$" mean lawful money of the United States.

    "EBITDA" means, for any period for any Person, an amount equal to Net Income for such period, plus the following to the extent deducted in calculating such Net Income: (i) Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable for such period; and (iii) the amount of depreciation and amortization expense deducted in determining such Net Income.

    "EBITDAR" means for any period for any Person, EBITDA for such period plus Rental Expense.

    "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

    "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

    "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

    "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

    "Equity Issuance" means any issuance by the Borrower or any Subsidiary of any capital stock or other Equity Interests to any Person or receipt by the Borrower or any Subsidiary of a capital contribution from any Person, including the issuance of Equity Interests pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity; provided that the foregoing shall not be deemed to imply that any such issuance is permitted under this Agreement.

    "ERISA" means the Employee Retirement Income Security Act of 1974.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

    "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

    "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

    "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

    "Event of Default" has the meaning specified in Section 8.01.

    "Excluded Subsidiary" means any Subsidiary of the Borrower which has assets of less than 1% of the total assets of the Borrower and the Subsidiaries as of the last day of the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Financial Information or has revenues of less than 1% of the total revenues of the Borrower and the Subsidiaries for the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Financial Information; provided, however, the aggregate amount of assets for all Excluded Subsidiaries under this definition shall not exceed 3% of the total assets of the Borrower and the Subsidiaries as of the last day of the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Information and the aggregate amount of revenues for all Excluded Subsidiaries under this definition shall not exceed 3% of the total revenues of the Borrower and the Subsidiaries for the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Financial Information.

    "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

    "Exclusion Event" means the exclusion of the Borrower or any of the Subsidiaries from participation in any Medical Reimbursement Program.

    "Existing Credit Agreement" means that certain Credit Agreement dated as of March 19, 2003, as amended, among the Borrower, the lenders party thereto from time to time, CIBC World Markets Corp., as the syndication agent and Bank of America, N.A., as the administrative agent and letter of credit issuer.

    "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

    "Fee Letter" means the fee letter agreement, dated January 19, 2005 among the Borrower, Bank of America, as Administrative Agent, Bank of America, CIBC Inc. and Citicorp North America, Inc., as lead banks, the Joint Lead Arrangers and the Joint Book Managers.

    "Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) the sum of the Borrower's cash on hand on the date twelve (12) months prior to the calculation date, plus the Borrower's unconsolidated EBITDAR, plus EBITDAR of Non-Regulated Subsidiaries, plus Net Dividends, plus cash received from Equity Issuances and Debt Issuances of the Borrower and any Non-Regulated Subsidiary, plus cash received from tax sharing agreements of the Borrower with the Subsidiaries, minus cash used for share repurchases by the Borrower of its publicly-held Equity Interests and minus cash used for an Acquisition by the Borrower or any other Person that requires capital from the Borrower to pay for an Acquisition directly, to (ii) the sum of Fixed Charges of the Borrower and any other Loan Party, plus Capital Expenditures of the Borrower and any other Loan Party, plus public dividends paid in cash.

    "Fixed Charges" means, for any period for any Person, the sum of (i) the aggregate amount of taxes paid in cash, plus (ii) interest payable on all Indebtedness for borrowed money, plus (iii) rent payable under leases of real, personal, or mixed property, plus (iv) scheduled principal payments on all Indebtedness for borrowed money.

    "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

    "Foreign Subsidiary" means a subsidiary that is not organized under the Laws of a political subdivision of the United States.

    "FRB" means the Board of Governors of the Federal Reserve System of the United States.

    "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

    "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

    "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

    "Governmental Reimbursement Program Cost" means with respect to and payable by the Borrower and the Subsidiaries, the sum of:

    (a) all amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlement of claims made pursuant to any litigation, suit, arbitration, investigation or other legal or administrative proceeding relating to a dispute or (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;

    (b) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

    (c) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

    "Grantor" means each Guarantor who executes the Collateral Documents and each other Guarantor that joins the Collateral Documents as a Grantor pursuant to the terms of Section 6.13, together with their permitted successors and assigns.

    "Guarantor" means each Non-Regulated Subsidiary identified as a "Guarantor" on the signature pages to the Subsidiary Guaranty and each other Person that joins as a Guarantor pursuant to the terms of Section 6.13, together with their successors and permitted assigns.

    "Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that Guarantee shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

    "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

    "Health Care Business" shall mean (a) the provision, administration or arrangement of health care services, related ancillary products or both, directly or through an HMO, a provider, a regulated health care service contractor or any other business which in the ordinary course of business provides, administers or arranges for such services, products or both, including, without limitation, the provision of services under Medicare, Medicaid or SCHIP, or any other health care program operated by or financed in whole or in part by any Governmental Authority, (b) the provision, administration or arrangement of health and related insurance, (c) the provision or management of health care services (including medical management claims services, disease management and management through medical information services), (d) the provision, administration or arrangement of health care through a hospital, outpatient, urgent care, clinical, home health or hospice environment, (e) any business activities directly related and incidental to any of the foregoing, (f) any other business activity which is related, ancillary or incidental to any of the foregoing, (g) the leasing of excess office space or other facilities in connection with the foregoing, and (h) any other related business in which the Borrower or the Subsidiaries are engaged on the Closing Date..

    "Health Care Business Regulations" means all laws, regulations, directives and administrative orders applicable under federal or state law or the law of the District of Columbia to any Regulated Subsidiary and any regulations, orders and directives promulgated or issued pursuant to any of the foregoing (including, without limitation, Medicaid Regulations, Medicare Regulations, Subchapter XI of Chapter 6A of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including pursuant to Part 417 of Chapter IV of 42 Code of Federal Regulations (1990)).

    "Health Care Business Regulator" means any Person charged with the administration, oversight or enforcement of a Health Care Business Regulation, whether primarily, secondarily or jointly.

    "HHS" means the United States Department of Health and Human Services and any successor thereof.

    "HMO" means any health maintenance organization or similar managed care organization, or any health service plan under applicable Law, any Person doing business as a health maintenance organization or similar managed care organization, or a health care service plan under applicable Law, or any Person required to qualify or be licensed as a health maintenance organization or similar managed care organization under applicable United States federal or state Law or a health care service plan under applicable Law (including, without limitation, in each case, Health Care Business Regulations).

    "HMO Model Act" means the Health Maintenance Organization Model Act adopted by the National Association of Insurance Commissioners.

    "HMO Subsidiary" means each of the Subsidiaries identified as an HMO on Schedule 5.08 hereto, and any other future Subsidiary that is licensed as an HMO, conducting Health Care Business.

    "Honor Date" has the meaning specified in Section 2.03(c)(i).

    "Improvements" shall mean, with respect to any Mortgaged Property, all buildings, structures and other improvements now or hereafter existing, erected or placed on or under the Mortgaged Property or any portion thereof, and all fixtures of every kind and nature whatsoever now or hereafter owned and used or procured for use in connection with the Mortgaged Property.

    "Increase Effective Date" has the meaning specified in Section 2.14(d).

    "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

    (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

    (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, including, without limitation, all unreimbursed drafts drawn thereunder, bank guaranties, surety bonds and similar instruments (less the amount of any cash collateral securing any such letters of credit, bankers' acceptances or surety bonds);

    (c) net obligations of such Person under any Swap Contract;

    (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

    (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

    (f) Capitalized Leases;

    (g) all obligations to repurchase any Equity Interests issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares;

    (h) all Indebtedness in respect of any of the foregoing of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on the property, including, without limitation, accounts and contract rights owned by such Person, even though such Person has not assumed or become liable for such Indebtedness; and

    (i) all Guarantees of such Person in respect of any of the foregoing.

    For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of such Person's interest in such property (valued at the higher of book value and market value as of such date of determination).

    "Indemnified Taxes" means Taxes other than Excluded Taxes.

    "Indemnitees" has the meaning specified in Section 10.04(b).

    "Information" has the meaning specified in Section 10.07.

    "Intellectual Property Collateral" has the meaning specified in the Security Agreement.

    "Intercompany Note" means the promissory notes issued as contemplated by Section 7.02(d), substantially in the form of Exhibit A to the Pledge Agreement.

    "Interest Charges" means, for any period for any Person, the sum of (a) all interest, premium payments, debt, discount, fees, charges and related expenses in connection with Indebtedness for borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

    "Interest Payment Date" means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

    "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

    (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, in the case of a Eurodollar Rate Loan, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

    (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

    (iii) no Interest Period shall extend beyond the Maturity Date for the applicable Loan; and

    (iv) Interest Periods beginning and ending on the same day count as separate Interest Periods.

    "Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower's internal controls over financial reporting, in each case as described in the Securities Laws.

    "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

    "IP Rights" has the meaning set forth in Section 5.10.

    "IRS" means the United States Internal Revenue Service.

    "ISP" means with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

    "Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit.

    "Joinder Agreement" means a joinder agreement executed and delivered in accordance with the provisions of Sections 6.13 and 6.14, substantially in the form of Exhibit H hereto.

    "Joint Book Managers" means Banc of America Securities, CIBC World Markets Corp. and Citigroup Global Markets Inc., each in its capacity as a Joint Book Manager.

    "Joint Lead Arrangers" means Banc of America Securities and CIBC World Markets Corp., each in its capacity as a Joint Lead Arranger.

    "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

    "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

    "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the Honor Date or refinanced as a Borrowing.

    "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

    "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

    "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount remaining to be drawn.

    "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Lender with a commitment to make Loans as designated in Section 2.01 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto; provided that references to "Lenders" shall include Bank of America in its capacity as the Swing Line Lender; for purposes of clarification only, to the extent that the Swing Line Lender may have rights and obligations in addition to those of the other Lenders due to its status as Swing Line Lender, its status as such will be specifically referenced.

    "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as to which a Lender may from time to time notify the Borrower and the Administrative Agent.

    "Letter of Credit" means a financial standby letter of credit issued hereunder.

    "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

    "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

    "Letter of Credit Fee" has the meaning specified in Section 2.03(i).

    "Letter of Credit Sublimit" means an amount equal to the lesser of (a) $10 million and (b) the unused amount of the Aggregate Commitments at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

    "Lien" means any mortgage, pledge, hypothecation, assignment, restricted deposit arrangement, encumbrance, lien (statutory or other), charge, or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

    "Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Loan made pursuant to Section 2.01 or a Swing Line Loan.

    "Loan Documents" means this Agreement, each Note, each Issuer Document, the Fee Letter, the Subsidiary Guaranty, the Secured Swap Contracts and the Collateral Documents.

    "Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, in each case, if in writing, shall be substantially in the form of Exhibit A hereto.

    "Loan Parties" means, collectively, the Borrower and each Guarantor, and Loan Parties means any combination of the foregoing.

    "Master Agreement" has the meaning specified in the definition of "Swap Contract".

    "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse change in, or a material adverse effect on, the Lien of any Collateral Document, or (d) a material adverse change in, or material adverse effect on, the material rights, powers, or remedies of the Administrative Agent or any Lender under any Loan Document.

    "Material Contract" means, with respect to the Borrower and the Subsidiaries, (a) the contracts set forth on Schedule 5.24, (b) each credit agreement, capital lease or other agreement related to any Indebtedness of the Borrower and the Subsidiaries in an amount greater than $15 million (other than the Loan Documents), (c) each Swap Contract to which the Borrower or any of the Subsidiaries is a party, (d) any voting or stockholder's agreement related to the equity interest in any Person to which the Borrower or any of the Subsidiaries is a party, and (e) any other contract to which any such Person is a party involving aggregate consideration payable to or by such Person of $15 million or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties of the Borrower and the Subsidiaries, taken as a whole; provided, however, that agreements entered into in connection with a Permitted Acquisition shall be excluded from this definition.

    "Maturity Date" means March 8, 2010.

    "Maximum Additional Amount" means an amount equal to $200,000,000 less the principal amount of the Aggregate Commitments made available on the Closing Date.

    "Medicaid" means that means-tested entitlement program under Title XIX, P.L. 89-87 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth in Section 1396, et seq. of Title 42 of the United States Code, as amended.

    "Medicaid Regulations" means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state or other political subdivision statutes and regulations for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

    "Medical Reimbursement Programs" means a collective reference to the Medicare, Medicaid and SCHIP programs and any other health care program operated by or financed in whole or in part by any Governmental Authority.

    "Medicare" means that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended.

    "Medicare Regulations" means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, CMS, the OIG, HHS, or any person succeeding to the functions of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

    "Molina Family" means Mary R. Molina, Joseph M. Molina, Mary Martha Bernadett, M.D., John C. Molina, Janet M. Watt and Josephine M. Molina-Battiste, and the spouses, natural and legal issue and other descendants and the stepchildren (including the natural and legal issue of the stepchildren) of any of the above-named persons.

    "Molina Healthcare of California" means Molina Healthcare of California, a California corporation.

    "Molina Healthcare of Michigan" means Molina Healthcare of Michigan, Inc., a Michigan corporation.

    "Molina Healthcare of New Mexico" means Molina Healthcare of New Mexico, Inc., a New Mexico corporation.

    "Molina Healthcare of Utah" means Molina Healthcare of Utah, Inc., a Utah corporation.

    "Molina Healthcare of Washington" means Molina Healthcare of Washington, Inc., a Washington corporation.

    "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a security interest to the Administrative Agent on the Mortgaged Property, substantially in the form of Exhibit K hereto or in such form as is suitable for filing in the applicable jurisdiction.

    "Mortgaged Property" means (a) all Real Property Assets identified on Schedule 5.11 that are identified as Mortgaged Property and (b) all other Real Property Assets with respect to which a Mortgage is granted pursuant to Section 6.15.

    "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

    "NAIC" means the National Association of Insurance Commissioners, a national organization of insurance regulators.

    "Net Dividends" means, for any period, dividends paid by Regulated Subsidiaries to the Borrower, minus cash Investments made by the Borrower in the Regulated Subsidiaries.

    "Net Income" means for any period, net income of any Person (excluding extraordinary gains and extraordinary non-cash losses but including extraordinary cash losses) for that period.

    "Non-Regulated Subsidiary" means each of the Subsidiaries that are not Regulated Subsidiaries identified on Schedule 5.08 hereto, and any other future, direct and indirect Subsidiary of the Borrower that is not a Regulated Subsidiary.

    "Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C hereto.

    "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including any Secured Swap Contract entered into after the date of this Agreement to which a Swap Bank is a party) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligations of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its reasonable discretion, may elect to pay or advance on behalf of the Borrower.

    "OIG" means the Office of Inspector General of HHS and any successor thereof.

    "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any Property that is not a Capitalized Lease other than any such lease in which that Person is the lessor.

    "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

    "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

    "Outstanding Amount" means (a) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

    "Participant" has the meaning specified in Section 10.06(d).

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

    "Permitted Acquisitions" means any Acquisition by the Borrower, any other Loan Party or any wholly-owned Subsidiary of the Borrower whose stock is pledged pursuant to the Pledge Agreement (for purposes hereof, an "Acquiring Party"); provided that (a) in the case of an Acquisition of the capital stock of another Person, the Person to be acquired will be a direct or indirect wholly-owned Subsidiary of the Borrower after giving effect to such Acquisition and the Person to be acquired is in the Health Care Business, (b) the Property acquired (or the Property of the Person acquired) in such Acquisition shall be used or useful in the Health Care Business of the Borrower, (c) all Property to be acquired in connection with such Acquisition shall be located in the United States of America, (d) in the case of an Acquisition of the capital stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (e) no Default shall exist immediately after giving effect to such Acquisition on a Pro Forma Basis, (f) the Acquisition shall not involve an interest in a partnership or have a requirement that the Borrower or any other Loan Party be a general partner or involve a partial interest in any entity or joint venture interest, (g) the Acquiring Party shall, and shall cause the party that is the subject of the Acquisition to, execute and deliver such joinder and pledge agreements, security agreements and intercompany notes and take such other actions as may be necessary for compliance with the provisions of Sections 6.13, 6.14 and 6.15, (h)(i) the Acquisition Purchase Price for each Acquisition (or a series of related Acquisitions) is less than or equal to $100 million, (ii) for all Acquisitions, the Acquisition Purchase Price for all Acquisitions during any fiscal year is less than or equal to $125 million, (i) for each Acquisition (or series of related acquisitions) in which the Acquisition Purchase Price is more than $30 million (W) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate signed by Responsible Officers of the Borrower demonstrating compliance with the financial covenants hereunder after giving effect to the subject Acquisition on a Pro Forma Basis and compliance with clauses (g) and (h) above and showing that the Consolidated Leverage Ratio on a Pro Forma Basis after giving effect to the Acquisition shall not exceed 1.75 to 1.00, and reaffirming that the representations are true and correct in all material respects as of such date and providing supplements to the Schedules as required by the Compliance Certificate, (X) after giving effect to the Acquisition and all Borrowings related thereto, on the date of the Acquisition, there shall be at least $25 million of remaining availability existing under the Aggregate Commitments, (Y) after giving effect to the Acquisition on a Pro Forma Basis, no Event of Default exists, and (Z) a certificate of a Responsible Officer of the Borrower describing the Person to be acquired, including, without limitation, the location and type of operations, key management and Health Care Business or other assets of such Person, if any; provided, however, that the Acquisition shall not result in interests in such Person or the property of such Person being directly or indirectly held by or transferred into Molina Healthcare of California or any of its Subsidiaries so long as the stock of Molina Healthcare of California has not been pledged pursuant to terms of this Agreement, except that Molina Healthcare of California and its Subsidiaries located in California, shall be permitted to make one or more Acquisitions in accordance with the provisions set forth in this definition but solely within the State of California, where the consideration therefor is payable (x) solely in the form of common stock of the Borrower or (y) in the form of cash and non-cash consideration in an amount equal to 50% of the amounts set forth above and in accordance with clauses (h)(i) and (ii) above, but only if the Consolidated Leverage Ratio is less than 1.00 to 1.00; provided that for purposes of clarification the aforementioned sublimits in the proviso shall apply to Molina Healthcare of California and its Subsidiaries and shall reduce the limits stated in clauses (h)(i) and (ii) above by the amount of any cash consideration paid for any such Acquisition.

    "Permitted Lien" has the meaning specified in Section 7.01.

    "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

    "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

    "Platform" has the meaning specified in Section 6.02.

    "Pledge Agreement" means the Pledge Agreement duly executed by the Borrower and any Subsidiary party thereto, which Pledge Agreement shall be substantially in the form of Exhibit I hereto.

    "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    "Pro Forma Basis" means, for purposes of determining the applicable pricing level under the definition of "Applicable Rate," and determining compliance with any financial covenant or test hereunder and determining whether the conditions precedent to a Permitted Acquisition have been met, that the subject transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof (the "Reference Period"). Further, for purposes of making calculations on a "Pro Forma Basis" hereunder, (a) any funds to be used by any Person in consummating a Permitted Acquisition will be assumed to have been used for that purpose as of the first day of the Reference Period, (b) EBITDA and EBITDAR for the Reference Period associated with the assets acquired or to be acquired in any Permitted Acquisition will be included in the calculation of Consolidated EBITDA and EBITDAR, (c) any Indebtedness to be incurred by any Person in connection with the consummation of any Permitted Acquisition will be assumed to have been incurred on the first day of the Reference Period, (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of the Reference Period that bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder), and (e) any gross interest expense, determined in accordance with GAAP, incurred during the Reference Period that was or is to be refinanced with proceeds of Indebtedness assumed to have been incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro Forma Basis is being given.

    "Public Lender" has the meaning specified in Section 6.02.

    "Real Property Assets" means all interest of the Borrower and any Subsidiary in any real property, including all facilities and properties owned, leased or operated by the Borrower and any Subsidiary.

    "Register" has the meaning specified in Section 10.06(c).

    "Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

    "Regulated Subsidiary" means each of the Subsidiaries identified as an HMO or a Subsidiary regulated by a state health, insurance or human services agency in the United States identified on Schedule 5.08 hereto, and any other future HMO or direct and indirect Subsidiary of the Borrower regulated by a state health, insurance or human services agency in the United States.

    "Regulated Subsidiary Event" means (a) any material non-compliance by the Borrower or any of the Subsidiaries to the extent subject to Health Care Business Regulations with any of the terms and provisions of the Health Care Business Regulations pertaining to its fiscal soundness, solvency or financial condition, or (b) the assertion in writing, after the date hereof, by a Health Care Business Regulator that it intends to take administrative action against the Borrower or any of the Subsidiaries to revoke or modify in a material and adverse manner any license, charter or permit or (c) the commencement of proceedings against the Borrower or any of its Subsidiaries in which a Health Care Business Regulator asserts that the Borrower or any Subsidiary has failed to comply with the soundness, solvency or financial provisions or requirements of the Health Care Business Regulations.

    "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

    "Rental Expense" means, for any period of determination, for any Person, the rental expense under Operating Leases for such period, as determined in accordance with GAAP.

    "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

    "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

    "Required Advances" means advances required by Health Care Business Regulators to be made by the Borrower or any of the Subsidiaries to a Contract Provider; provided that the Borrower shall have provided reasonably satisfactory evidence of any such requirement to the Administrative Agent.

    "Required Financial Information" means with respect to each fiscal year-end or quarter-end of the Borrower, (a) the financial statements required to be delivered pursuant to Section 6.01(a) or (b) for such fiscal year-end or quarter-end, as applicable, and (b) the certificate of the Responsible Officer of the Borrower required by Section 6.02(b) to be delivered with the financial statements described in clause (a) above.

    "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or otherwise, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

    "Responsible Officer" means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

    "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the Borrower's stockholders, partners or other members (or the equivalent Persons thereof).

    "Risk-Based Capital" means, with respect to each Regulated Subsidiary, at any time, the Risk-Based Capital (as defined by the NAIC on the date of determination and as determined in accordance with SAP and procedures prescribed or permitted by the applicable state's Statutory Net Worth regulations applied on a consistent basis) of such Regulated Subsidiary.

    "SAP" means, with respect to each Regulated Subsidiary, the statutory accounting principles and procedures prescribed or permitted by applicable Health Care Business Regulations for such Regulated Subsidiary, applied on a consistent basis.

    "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

    "SCHIP" means that government-sponsored entitlement program under Title XXI of the Balanced Budget Act of 1997 known as the State Children's Health Insurance Program.

    "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

    "Secured Obligations" has the meaning specified in Section 2.2 of the Security Agreement.

    "Secured Party" means the Administrative Agent, each Lender and each Swap Bank.

    "Secured Swap Contract" means any Swap Contract required or permitted under this Agreement that is entered into by and between the Borrower and any Swap Bank.

    "Security Agreement" means the Security Agreement duly executed by the Borrower and each Grantor, substantially in the form of Exhibit J hereto.

    "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

    "Securitization Transaction" means any financing transaction or series of financing transactions, including factoring transactions, that have been or may be entered into by the Borrower or any of its Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer to (i) a Subsidiary or Affiliate of such Person, or (ii) any other Person, or may grant a security interest in, any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the "Securitization Receivables") (whether such Securitization Receivables are then existing or arising in the future) of the Borrower or such Subsidiary, as applicable, and any assets related thereto, including, without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables, and other assets that are customarily sold or in respect of which security interests are customarily granted in connection with securitization or factoring transactions involving such assets.

    "Significant Subsidiary" means any Subsidiary of the Borrower which had (a) revenues (directly and together with its Subsidiaries, but excluding intercompany revenues) for the most recent fiscal year of the Borrower for which the Borrower has delivered the Required Financial Information that were at least five percent (5%) of the Borrower's consolidated revenues for such fiscal year or (b) total assets (directly and together with its Subsidiaries) as of the last day of the most recent fiscal year of the Borrower for which the Borrower has delivered the Required Financial Information that were at least five percent (5%) of the Borrower's consolidated total assets as of such date.

    "Social Security Act" means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed to refer to any successor sections.

    "Stark I and II" means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

    "Statutory Net Worth" means, with respect to each Regulated Subsidiary, at any time, the difference between (a) total admitted assets and (b) total liabilities, in each case as calculated according to SAP in the applicable jurisdiction.

    "Subordinated Indebtedness" means Indebtedness which by its terms is required to be subordinated to the Obligations in a manner and to an extent acceptable to the Required Lenders.

    "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is organized under the Laws of a political subdivision of the United States of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary," the "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

    "Subsidiary Guaranty" means the Subsidiary Guaranty Agreement duly executed by each Guarantor, substantially in the form of Exhibit F hereto.

    "Swap Bank" means any Lender or an Affiliate of a Lender in its capacity as a party to a Swap Contract entered into after the date of this Agreement.

    "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

    "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

    "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

    "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

    "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

    "Swing Line Loan" has the meaning specified in Section 2.04(a).

    "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.

    "Swing Line Sublimit" means an amount equal to the lesser of (a) $10 million and (b) the unused amount of the Aggregate Commitments at such time. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

    "Syndication Agents" means CIBC World Markets Corp. and Citicorp North America, Inc., each in its capacity as a Syndication Agent.

    "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

    "Threshold Amount" means $5 million.

    "Title Insurance Company" has the meaning specified in Section 6.15(b)(ii).

    "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

    "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

    "UCC" means the Uniform Commercial Code.

    "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

    "United States" and "U.S." mean the United States of America.

    "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

    "Waiver Agreement" means, collectively, the Waiver Agreements entered into under the Existing Credit Agreement which are effective under this Agreement and any other Waiver Agreements, each substantially in the form of Exhibit C to the Security Agreement.

    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

      In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

      Each reference to "basis points" or "bps" shall be interested in accordance with the convention that 100 bps-1.0%.

    Accounting Terms. Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

      Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all increases, whether or not such maximum stated amount is in effect at such time.

  THE COMMITMENTS AND CREDIT EXTENSIONS

    The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender (other than Swing Line Loans), plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

    Borrowings, Conversions and Continuations of Loans.

      Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5 million or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion of a Eurodollar Rate Loan to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

      Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection (a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting an account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

      Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

      The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate Loans by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

      After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

      The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

    Letters of Credit.

      The Letter of Credit Commitment.

        Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that after giving effect to any L/C Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender (other than Swing Line Loans), plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

        The L/C Issuer shall not issue any Letter of Credit, if:

          the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

        The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000.

        The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

        The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

        The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

      Procedures for Issuance and Amendment of Letters of Credit.

        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

        Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written confirmation from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in Article IV shall not have been satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

      Drawings and Reimbursements; Funding of Participations.

        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof and shall state the date payment shall be made by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"). Not later than 11:00 a.m. on the Honor Date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

        Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

        With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

        Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

        Each Lender's obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Administrative Agent, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

        If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

      Repayment of Participations.

        At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

        If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

      Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

        any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document or any other agreement or instrument relating thereto;

        the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

        any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

      The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

      Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

      Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

      Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

      Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a letter of credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Such Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary, contained herein upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

      Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

      Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

    Swing Line Loans.

      The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender (other than Swing Line Loans), plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swing Line Loan.

      Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

      Refinancing of Swing Line Loans.

        The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

        If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

        If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

        Each Lender's obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

      Repayment of Participations.

        At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

        If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

      Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

      Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

    Prepayments.

      The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5 million or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

      The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

      If the Administrative Agent notifies the Borrower at any time that the Total Outstandings at any such time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that subject to the provisions of Section 2.03(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2.5 million or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of any such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

    Repayment of Loans.

      The Borrower shall repay to the Lenders on the Maturity Date the Outstanding Amount of Loans on such date.

      The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

    Interest.

      Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

      If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law and (ii) if any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), such amount shall bear interest at the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

      Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

    Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

      Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations; provided that for purposes of calculating the Commitment Fee, Swing Line Loans will not be deemed to be utilized. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

      Other Fees. The Borrower shall pay to the Joint Lead Arrangers, Joint Book Managers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Commitment Letter and the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

    Evidence of Debt.

      The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

      In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

      Entries made in good faith by the Administrative Agent in the Register pursuant to subsections (a) and (b) above, and by each Lender in its accounts pursuant to subsections (a) and (b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make any entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

    Payments Generally; Administrative Agent's Clawback.

      General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

      Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the specific Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

        Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

      A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

      Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

      Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and the obligations of the Lenders to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

      Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

        the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

    The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

    Increase in Commitments.

      Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount not exceeding the Maximum Additional Amount; provided that any such request for an increase shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

      Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees in its sole discretion to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

      Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

      Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

      Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

      Conflicting Provisions. This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

  TAXES, YIELD PROTECTION AND ILLEGALITY

    Taxes.

      Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

      Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

      Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

      Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

      Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

        duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

        duly completed copies of Internal Revenue Service Form W-8ECI,

        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

      Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

    Increased Costs; Reserves on Eurodollar Rate Loans.

      Increased Costs Generally. If any Change in Law shall:

        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

        subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

        impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

      and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

      Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

      Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

      Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

      Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days' prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender conclusive, and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith which determination shall be conclusive). If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

      any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

      any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

      any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

    including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

    For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

    Mitigation Obligations; Replacement of Lenders.

      Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

    Survival. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

      The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a duly authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

        executed counterparts of this Agreement, each Collateral Document and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, including copies of executed Account Control Agreements and Waiver Agreements under the Existing Credit which shall be effective under this Agreement (the Borrower agrees that the Administrative Agent is entitled to send notices to any third parties to such agreements concerning the amendment and restatement of the Existing Credit Agreement and the effectiveness of such agreements under this Agreement);

        an original Note executed by the Borrower in favor of each Lender requesting a Note;

        such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each authorized officer thereof authorized to act as a duly authorized officer on behalf of such Loan Party in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

        such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower, each other Loan Party and each Subsidiary whose capital stock is subject to a pledge under the Pledge Agreement is duly organized or formed, and that each of the Borrower and each of the Subsidiaries is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including, certified copies of the Organization Documents of the Borrower and each of such Subsidiaries, certificates of good standing and/or qualification to engage in business and, to the extent available, tax clearance certificates;

        favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in the forms attached hereto as Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, with customary assumptions, qualifications and exceptions;

        a certificate of a duly authorized officer of the Borrower on behalf of itself and each Loan Party and any Subsidiary whose capital stock is subject to a pledge under the Pledge Agreement either (A) attaching copies of all consents, licenses and approvals of Governmental Authorities and other Persons required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and, required in connection with the Loan Documents and the transactions contemplated thereby (including, without limitation, the pledge of any Subsidiary's capital stock (which consents shall include consents delivered under the Existing Credit Agreement which are effective under this Agreement) and the expiration, without imposition of conditions, of all applicable waiting periods in connection with the transactions contemplated by the Loan Documents), and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

        a certificate signed by a duly authorized officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the most recent Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in full force and effect;

        original certificates evidencing all of the issued and outstanding shares of capital stock or other equity or other ownership interests required to be pledged pursuant to the terms of the Pledge Agreement (including, without limitation, pledges of all the capital stock of the Guarantors, Molina Healthcare of Washington, Molina Healthcare of Utah, Molina Healthcare of Michigan and Molina Healthcare of New Mexico), which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant pledgor in favor of the Administrative Agent;

        the original Intercompany Notes, if any, required to be pledged pursuant to the terms of the Pledge Agreement, duly endorsed in blank by each relevant pledgor in favor of the Administrative Agent;

        certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11) or similar search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Closing Date, listing all effective UCC financing statements, tax liens and judgment liens which name the Borrower or any of the Subsidiaries, as the debtor, and which are filed in the jurisdictions in which the Borrower and the Subsidiaries are organized (or were organized in the last five (5) years), and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms of the Existing Credit Agreement in favor of Bank of America as administrative agent which shall be effective under this Agreement and filed pursuant to the terms hereof in favor of the Administrative Agent, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements) shall cover any of the Collateral, other than Liens existing on the date hereof and listed on Schedule 7.01);

        with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent any patents, trademarks or copyrights form a part of the Collateral;

        (A) acknowledgment copies (or delivery in proper form for filing) of UCC financing statements naming the Borrower and each Grantor as the debtor and the Administrative Agent as the secured party, which such UCC financing statements have been filed, or have been delivered to the Administrative Agent for filing, under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent pursuant to the Security Agreement; (B) evidence reasonably satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant; and (C) such control agreements (including the copies of the Account Control Agreements existing under the Existing Credit Agreement which shall be effective under this Agreement and other Account Control Agreements) as reasonably requested by the Administrative Agent with respect to the Collateral under the Security Agreement in which a security interest may be perfected by "control" (as defined in the relevant UCC), in each case, duly executed and delivered or authenticated by the parties thereto;

        evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests (together with access letters) created under the Collateral Documents has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords' and bailees' waiver and consent agreements (including, without limitation, Waiver Agreements existing under the Existing Credit Agreement which shall be effective under this Agreement));

      (xv) such other assurances, certificates, documents, consents and waivers, estoppel certificates, or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require; and

      (xvi) evidence of appointment of CT Corporation System as agent for service of process in accordance with Section 10.14 for the Borrower and in accordance with Section 5.16(b) of the Subsidiary Guaranty for each Guarantor.

      The Lenders shall be satisfied that, concurrently with the Closing Date, the Existing Credit Agreement has been amended and restated in its entirety, and all amounts owing thereunder (if any) have been paid in full.

      The Lenders shall be satisfied with the amount, terms and conditions of all intercompany Indebtedness.

      The fees and expenses of the Loan Parties pursuant to the Commitment Letter, Fee Letter and Section 10.04 required to be paid on or before the Closing Date shall have been paid.

      The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

      The Closing Date shall have occurred on or before March 9, 2005.

    Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) and an increase in Aggregate Commitments in accordance with Section 2.14 is subject to the following conditions precedent:

      The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension and any Increase Effective Date, (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and the references to Schedules shall be deemed to refer to the most updated supplements to the Schedules furnished pursuant to subsection (b) of Section 6.02.

      No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof, or increase in Aggregate Commitments in accordance with Section 2.14.

      The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension or a request for increase in the Aggregate Commitments referred to in Section 2.14, in accordance with the requirements hereof.

      The Administrative Agent shall have received such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.

  Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans), and request for increase in the Aggregate Commitments referred to in Section 2.14, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension or Increase Effective Date, as applicable.

  REPRESENTATIONS AND WARRANTIES

  The Borrower represents and warrants to the Administrative Agent and the Lenders that:

    Existence, Qualification and Power. The Borrower and each of the Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate power and authority to (i) own its assets and carry on its business as presently conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, including, without limitation, to conduct its business or to own a Health Care Business in the state of its organization, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification or license, except, in each case referred to in clauses (b)(i) or (c) to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby with respect to each Loan Party and any of their respective Subsidiaries, do not and will not: (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with in any material respect or result in any material breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to any Loan Party, including, without limitation, state and Federal Laws relating to health care organizations and health care providers except for such violations as could not reasonably be expected to have a Material Adverse Effect.

    Governmental Authorization; Other Consents. Except as specifically disclosed on Schedule 5.03, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than those that have been obtained), (b) the validity or enforceability of any Loan Documents against the Loan Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Loan Documents), or (c) the consummation of the transactions contemplated hereby (other than those that have been obtained by the Borrower and the Subsidiaries).

    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

    Financial Statements; No Material Adverse Effect; No Internal Control Event.

      The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP (or as applicable, with respect to Regulated Subsidiaries, SAP) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) properly reflect, in accordance with GAAP or as applicable, with respect to Regulated Subsidiaries, SAP, all material indebtedness and other material liabilities, direct or contingent, of the Borrower and the Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

      Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

      The financial statements delivered to the Administrative Agent and each Lender pursuant to Sections 6.01(a) and (b) (i) will be prepared in accordance with GAAP (or, as applicable, with respect to Regulated Subsidiaries, SAP), except as otherwise noted therein, and (ii) will fairly present in all material respects the financial condition of the Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP (or, as applicable, with respect to Regulated Subsidiaries, SAP).

      Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Actual Knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Subsidiaries or against any of their respective properties or revenues or injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (a) purport to affect, pertain to or enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

    No Default. No default exists and, to the knowledge of the Borrower, no default has been asserted under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default could reasonably be expected to result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

    Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08 (which disclosure shall include the jurisdiction of organization, classes of capital stock (including options, warrants, rights of subscription, conversion and exchangeability and other similar rights, ownership and ownership percentages thereof) and whether such Subsidiaries are capitalized or licensed as an HMO or another type of Regulated Subsidiary) and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.08 or on Schedule 7.02. The outstanding shares of capital stock shown have been validly issued, fully-paid and are non-assessable and owned free and clear of Liens. The outstanding shares of capital stock shown are not subject to buy-sell, voting trust or other stockholders agreement.

    Ownership of Personal Property; Liens. Each of the Borrower and each Subsidiary has good title to all of their respective material personal properties and assets (except for those properties and assets disposed of not in violation of this Agreement and the other Loan Documents and except for encumbrances and title defects that could not reasonably be expected to have a Material Adverse Effect). The property and assets of the Borrower and the Subsidiaries are subject to no Liens, other than Liens under the Existing Credit Agreement naming Bank of America as administrative agent and as permitted by Section 7.01. Each of the Borrower and each of the Subsidiaries has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its property and assets and the conduct of its business.

    Intellectual Property; Licenses, Etc. The Borrower and the Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of its businesses as currently conducted. To the Actual Knowledge of the Borrower the use of such IP Rights by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    Real Estate, Lease.

      Schedule 5.11 sets forth an accurate description, as of the Closing Date, of the location, by state and street address, of all Real Property Assets owned by the Borrower and the Subsidiaries under the heading "Fee Properties" and all Real Property Assets leased by the Borrower and the Subsidiaries under the heading "Leased Properties", together with, in the case of owned Real Property Assets, a statement as to whether each such Real Property Asset is the subject of a contract of sale (and, if so, a statement as to the status of such sale), and, in the case of the each Real Property Asset, the identity of the lessor and lessee, the term of the lease and the annual rental payments.

      The Borrower and each of the Subsidiaries has (i) good and marketable fee title to all of its owned Real Property Assets and (ii) good and valid title to the leasehold estates in all of the leased Real Property Assets, in each case free and clear of all Liens, except Permitted Liens.

    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower:

      Each of the Real Property Assets and all operations with respect to Real Property Assets are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Property Assets or the businesses operated by the Borrower and the Subsidiaries (the "Businesses"), and there are no conditions relating to the Businesses or the Real Property Assets that could be reasonably likely to give rise to liability under any applicable Environmental Laws.

      None of the Real Property Assets contains, or to the Actual Knowledge of the Borrower, has previously contained, any Hazardous Materials at, on or under the Real Property Assets in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

      Neither the Borrower nor any of the Subsidiaries has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Property Assets or the Businesses, nor does the Borrower have Actual Knowledge that any such notice is being threatened.

      Hazardous Materials have not been transported or disposed of from the Real Property Assets, or generated, treated, stored or disposed of at, on or under any of the Real Property Assets or any other location, in each case by or on behalf of the Borrower or any of the Subsidiaries in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

      There are no consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of the Subsidiaries, the Real Property Assets or the Businesses.

      There has been no release or threat of release of Hazardous Materials at or from the Real Property Assets, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of the Subsidiaries in connection with the Real Property Assets or otherwise in connection with the Businesses, in violation of, or in amounts or in a manner that could reasonably be likely to give rise to liability under, Environmental Laws.

    Security Documents.

      The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein owned by the Loan Parties who are a party thereto, and, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in the schedules to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the UCC as in effect, in each case prior and superior in right to any other Lien on any Collateral other than Permitted Liens.

      The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein, and, when such Collateral is delivered to the Administrative Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case subject to no other Lien other than Permitted Liens.

      The Security Agreement, together with the Notice of Grant of a Security Interest in Trademarks when duly recorded in the United States Patent and Trademark Office, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in all Trademarks and Trademark Licenses (each as defined in the Security Agreement) owned by such grantors and in which a security interest may be perfected by filing, recording or registration of a Notice in the United States Patent and Trademark Office, in each case prior and superior in right to any other Lien other than Permitted Liens.

      Each Account Control Agreement when duly executed and delivered by the banks and securities intermediaries parties thereto will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Deposit Accounts and Securities Accounts (described in such Account Control Agreement) prior and superior in right to any other Lien other than Permitted Liens.

      Each Mortgage, when executed and delivered pursuant to Section 6.15 and filed in the real estate recording offices specified in such Mortgage, will be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on, and security interest in, all the right, title and interest of the Loan Parties in and to the Mortgaged Properties thereunder. When any Mortgage is filed in the real estate recording offices specified in such Mortgage, such Mortgage shall constitute, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in and to the Mortgaged Property and proceeds thereof, in each case subject to no other Lien other than Permitted Liens.

    Insurance. The properties of the Borrower and the Subsidiaries are insured, with financially sound and reputable insurance companies not Affiliates of the Borrower or through self-insurance as is in accordance with normal industry practice for comparable companies engaged in similar businesses, and in such amounts, with such deductibles and covering such risks as are consistent with the insurance maintained by comparable companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. As of the Closing Date, the present insurance coverage of the Borrower and each of the Subsidiaries is described as to name of insured, carrier, policy number, expiration date, type and amount on Schedule 5.14.

    Taxes. The Borrower and each of the Subsidiaries have filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all Federal, material state and other material taxes, assessments, fees and other governmental charges shown thereon to be due (including interest and penalties) and all other Federal, state and other taxes, assessments, fees and other governmental charges owing by it, except (i) which are not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (or as applicable, with respect to Regulated Subsidiaries, SAP). To the knowledge of the Borrower, there is no pending investigation or proposed tax assessment against the Borrower or any of the Subsidiaries that would, if made, have a Material Adverse Effect.

    ERISA Compliance.

      Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any failure to so comply that could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

      There are no pending or, to the Actual Knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

      (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

    Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

      The Borrower is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

      None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940. Neither the making of the Loans, nor the issuance of the Letters of Credit or the application of the proceeds or repayment thereof by the Borrower, nor the consummation of other transactions contemplated hereunder, will violate any provision of any such Act or any rule, regulation or order of the SEC.

    Disclosure. The Borrower has made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party or any of their respective Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time when made or delivered; provided that, with respect to projected financial and projected operational information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

    Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with the requirements of all Laws (including, without limitation, Health Care Regulations applicable to it and its Properties) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, with respect to the Borrower and each of the Subsidiaries:

        (A) neither the Borrower nor any of the Subsidiaries nor any individual employed by the Borrower or any of the Subsidiaries is reasonably expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event; and (B) there is no officer continuing to be employed by the Borrower or any of the Subsidiaries who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority relating to the Businesses unless such officer has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;

        current billing policies, arrangements, protocols and instructions comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event;

        current medical director compensation arrangements comply with state and federal anti-kick back, fraud and abuse, and Stark I and II requirements, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event; and

        the Borrower and the Subsidiaries and their respective Affiliates have established and implemented such policies, programs, procedures, contracts and systems, as are necessary for the Borrower and the Subsidiaries and their respective Affiliates to comply with the Health Insurance Portability and Accountability Act of 1996; Title II, Subtitle F, Sections 161-264, Public Law 104-191 and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the dates such establishment or implementation is required by such Laws.

    Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

      There are no strikes or lockouts against the Borrower or any Subsidiary pending or, to the Actual Knowledge of the Borrower, threatened;

      The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters in any case where a Material Adverse Effect could reasonably be expected to occur as a result of the violation thereof;

      All payments due from the Borrower or any of the Subsidiaries, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary; and

      Neither the Borrower nor any of the Subsidiaries is a party to a collective bargaining agreement.

    Set forth on Schedule 5.20 is a summary of all labor matters pending or, to the Actual Knowledge of the Borrower, threatened by or against the Borrower or any of the Subsidiaries as of the Closing Date, and none of such labor matters, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    Fraud and Abuse. Neither the Borrower, any of the Subsidiaries nor any of their respective officers, directors or, to the Actual Knowledge of the Borrower, any Contract Provider, has engaged in any activities that are prohibited under Medicare Regulations or Medicaid Regulations or that are prohibited by binding rules of professional conduct which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    Licensing. Except to the extent it could not reasonably be expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or any Subsidiary, the Borrower and each of the Subsidiaries and, to the Actual Knowledge of the Borrower, each Contract Provider, has, to the extent applicable (a) obtained (or been duly assigned) all required authorizations, consents, approvals, certificates of authority, certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated, (b) obtained and maintains all required licenses, (c) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies, and (d) entered into and maintains its status as a Medicare supplier and as a Medicaid supplier. To the Actual Knowledge of the Borrower, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provisions of such services by such Contract Provider in the locations where the Borrower or any of the Subsidiaries conduct business, to the extent such licensing is required to enable such Contract Provider to provide the professional services provided by such Contract Provider and otherwise as is necessary to enable the Borrower and the Subsidiaries to operate as currently operated and as contemplated to be operated. To the Actual Knowledge of the Borrower, all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

    Solvency. Immediately after giving effect to the initial Credit Extension made on the Closing Date, (a) the fair value of the assets of each of the Borrower and each of the Subsidiaries will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each of the Borrower and each of the Subsidiaries will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature, and (c) each of the Borrower and each of the Subsidiaries will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

      Material Contracts. As of the Closing Date, set forth on Schedule 5.24 is a complete and accurate list of all Material Contracts of the Borrower and each of the Subsidiaries showing, as of the Closing Date, the name thereof, the parties, the subject matter and the term. Each such Material Contract is in full force and effect and is binding upon and enforceable against the Borrower and each Subsidiary party thereto, (and to the Actual Knowledge of the Borrower, all other parties thereto) in accordance with its terms, except where the failure to do so either, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. There exists no material default under any Material Contract by the Borrower or any of the Subsidiaries, or to the Borrower's Actual Knowledge, by any other party thereto.

  AFFIRMATIVE COVENANTS

  So long as any Lender shall have any Commitment hereunder, any Loan or other non-contingent Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall:

    Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

      as soon as available, but in any event within the earlier of (i) eighty-five (85) days after the end of each fiscal year of the Borrower and the Subsidiaries (or such shorter period required by the SEC (plus ten (10) days)) (commencing with the fiscal year ended December 31, 2004), consolidated and consolidating balance sheets of the Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (A) a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and (B) an attestation report of such Registered Public Accounting Firm with respect to the Borrower's internal controls pursuant to Section 404 of the Sarbanes-Oxley Act expressing a conclusion to which the Required Lenders do not reasonably object, and (ii) one hundred and eighty (180) days after the end of each fiscal year of the Borrower and its Subsidiaries (or such shorter period required by the applicable Governmental Authority (plus ten (10) days)) (commencing with the fiscal year ended December 31, 2004), with respect to each Regulated Subsidiary, as applicable, annual financial statements of such Regulated Subsidiary prepared in accordance with SAP; and

      as soon as available, but in any event within the earlier of forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and the Subsidiaries, or such shorter period required by the SEC (plus ten (10) days) (commencing with fiscal quarter ended March 31, 2005), (i) consolidated and consolidating balance sheets of the Borrower and the Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, stockholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's or the Subsidiaries' fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by Responsible Officer of the Borrower as fairly presenting the consolidated and consolidating financial condition, results of operations, stockholders' equity and cash flows of the Borrower and the Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) with respect to each Regulated Subsidiary, as applicable, quarterly financial statements of such Regulated Subsidiary prepared in accordance with SAP.

    As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

    Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

      concurrently with the delivery of the financial statements referred to in Section 6.01(a), to the extent available on commercially reasonable terms, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such Default setting forth the details of such Default and the action that the Borrower has taken or proposes to take with respect thereto;

      concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2004), a duly completed Compliance Certificate signed by Responsible Officers of the Borrower. In connection with the delivery by the Borrower of each Compliance Certificate pursuant to this Section 6.02(b), the Borrower shall deliver to the Administrative Agent supplements to Schedules to the Security Agreement and the Pledge Agreement to the extent that there are any changes to such Schedules consistent with the terms of the Loan Documents, together with a statement of the Responsible Officers executing the Compliance Certificate, certifying that, as of the date thereof, after giving effect to the supplements to such Schedules and such report delivered therewith, the representations and warranties in the Loan Documents relating to any such supplemented Schedules and the Collateral are true and correct in all material respects;

      promptly after receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any of the Subsidiaries by independent accountants in connection with the accounts or books of the Borrower or any of the Subsidiaries, or any audit of any of them;

      promptly after the same are available, (i) copies of management discussion and analysis in relationship to the financial statements delivered pursuant to Sections 6.01(a)(i) and 6.01(b), (ii) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower in their capacities as stockholders, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (iii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters;

      no later than the Closing Date for fiscal year 2005, and as soon as available, but in any event no later than ninety (90) days following the end of each fiscal year of the Borrower thereafter, an annual strategic plan and budget of the Borrower and the Subsidiaries containing, among other things, summary pro forma financial information for the next fiscal year with respect to each calendar month and fiscal quarter;

      promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

      as soon as reasonably practicable after the Borrower's receipt of a request thereof, promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

    Documents required to be delivered pursuant to Sections 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on the Internet or an intranet website, if any, to which each Lender, the L/C Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, the L/C Issuer or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, the L/C Issuer or such Lender and (ii) the Borrower shall notify the Administrative Agent, the L/C Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies (except for such Compliance Certificates) of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

    The Borrower hereby acknowledges that (a) the Administrative Agent, any of the Joint Lead Arrangers and/or the Joint Bank Managers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each a "Public Lender"). The Borrower hereby agrees that, so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (i) any Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (ii) by marking Borrower Materials "PUBLIC", the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Joint Book Managers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor," and (iv) the Administrative Agent, the Joint Lead Arrangers and Joint Book Managers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

    Notices. Promptly notify the Administrative Agent and each Lender:

      of the occurrence of any Default;

      of, to the Actual Knowledge of the Borrower, (i) any material breach or non-performance of, or any material default under, a Material Contract of the Borrower or any Subsidiary, (ii) any dispute, action, litigation, investigation or proceeding between the Borrower or any Subsidiary and any Governmental Authority that either, individually, or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) the commencement of, or any material development in, any action, litigation, investigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws that (A) purports to affect, pertain, enjoin or restrain the performance of this Agreement or the Loan Documents or any transactions contemplated hereby or (B) either, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (iv) the institution of any material action, litigation, investigation or proceeding against the Borrower or any Subsidiary (or, to the Actual Knowledge of the Borrower, any Contract Provider) to suspend, revoke or terminate (or that may result in termination of) its status as a Medicaid supplier or its status as a Medicare supplier, or any such investigation or proceeding that may result in an Exclusion Event, (v) a copy of any notice of intent to exclude the Borrower or any of the Subsidiaries from participation in any Medical Reimbursement Program, any notice of proposal to exclude the Borrower or any of the Subsidiaries from participation in any Medical Reimbursement Program issued by the OIG, or any other Exclusion Event, (vi) a copy of any notice of loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority of any Regulated Subsidiary that could be reasonably expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Regulated Subsidiary, and all other material deficiency notices, material compliance orders or material reports issued by any Health Care Business Regulator or other Governmental Authority pursuant to a provider agreement that, if not promptly complied with or cured, could reasonably be expected to result in the suspension or forfeiture of any license or certification necessary for such Regulated Subsidiary to carry on its business as then conducted or the termination of any insurance or reimbursement program available to any Regulated Subsidiary, or (vii) any correspondence received by the Borrower and any Subsidiary from a Health Care Business Regulator or other Governmental Authority asserting that the Borrower or any Subsidiary is not in compliance with Health Care Business Regulations or other applicable Laws, or to the Actual Knowledge of the Borrower, threatening action against the Borrower or any Subsidiary under the Health Care Business Regulations or other applicable Laws, which in either case could reasonably be expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Regulated Subsidiary;

      of the occurrence of any ERISA Event;

      of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

      within the period for delivery of the quarterly financial statements provided in Section 6.01(b), of any written notification of Investments during such fiscal quarter by the Borrower or any Subsidiary in any Regulated Subsidiary that, individually or in the aggregate in any fiscal year of the Borrower, exceed the greater of $10 million or ten percent (10%) of the Company Action Level or the relevant state's risk-based capital threshold, as applicable, (in each case as determined in accordance with SAP (if applicable) at the immediately preceding fiscal-year-end determination thereof) of such Regulated Subsidiary; provided that, to the extent such Investments, individually or in the aggregate, materially deviate from the strategic plan and budget delivered pursuant to Section 6.02(e), written notification of such Investments shall be provided not later than fifteen days following the end of the calendar month during which such Investments are made; and

      of the occurrence of any Internal Control Event.

    Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

    Payment of Obligations. Pay and discharge, and cause each of the Subsidiaries to pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, fees, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being diligently contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained, (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided that no violation of this clause (b) shall constitute an Event of Default unless such violation is also an Event of Default under Section 8.01(e), and (c) all lawful claims that, if unpaid, would by law become a Lien upon its property, except where the failure to pay and discharge any such claim could not reasonably be expected to have a Material Adverse Effect.

    Preservation of Existence, Etc. (a) Preserve, renew and maintain, and cause each of the Subsidiaries to preserve, renew and maintain, in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its incorporation or organization, except in a transaction permitted by Sections 7.04 or 7.05; (b) take all reasonable action, and cause each of the Subsidiaries to take all reasonable action, to maintain all rights (charter or statutory), privileges, permits, licenses, approvals and franchises in each case which are necessary in the normal conduct of its business, except in a transaction permitted by Sections 7.04 and 7.05 and except to the extent that such failure to do so could not reasonably be expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or any Subsidiary, as applicable; and (c) preserve or renew, and cause each of the Subsidiaries to preserve and renew, all of its registered patents, trademarks, trade names and service marks, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

    Maintenance of Properties. Maintain, preserve and protect, and cause each of Subsidiaries to maintain, preserve and protect, all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, to the extent and in the manner customary for Persons engaged in similar businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

    Maintenance of Insurance. Maintain, and cause each of the Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower or through self-insurance as is in accordance with normal industry practice for comparable companies engaged in similar businesses, insurance (including worker's compensation insurance, liability insurance and casualty insurance), covering such risks and liabilities and with deductibles or other self-insurance retentions as are in accordance with normal industry practice for similarly situated companies. The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled. The Borrower shall notify the Administrative Agent in writing, promptly after its awareness thereof, if (i) any such policy or policies shall be materially altered in a manner adverse to the Administrative Agent and/or the Lenders or (ii) the amount of coverage thereunder shall be reduced.

    Reinsurance Arrangements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, deliver a schedule signed by a Responsible Officer of the Borrower setting forth in reasonable detail the reinsurance arrangements maintained by each of the Regulated Subsidiaries of the Borrower as of the end of such fiscal year (with any changes subsequent to the end of such fiscal year described therein).

    Compliance with Laws. Comply, and cause each of the Subsidiaries to comply, in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, to include, without limitation, compliance with Health Care Business Regulations applicable to them in the operation of the Health Care Businesses, ERISA and the Racketeer Influenced and Corrupt Organization Chapter of the Organized Crime Control Act of 1970, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

    Books and Records. (a) Maintain, and cause each of the Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be (and with respect to each Regulated Subsidiary, if applicable, in accordance with SAP); and (b) maintain, and cause each of the Subsidiaries to maintain, such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

    Inspection Rights. Permit, and cause each of the Subsidiaries to permit, representatives and independent contractors of the Administrative Agent and each Syndication Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, subject, in each case to applicable Laws of Governmental Authorities regarding confidentiality of patient health information and other confidentiality restrictions of Governmental Authorities to which the Borrower and its Subsidiaries are bound, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, such right may not be exercised more than two times in any consecutive twelve-month period unless an Event of Default shall have occurred and be continuing; and provided further that notwithstanding anything to the contrary contained herein (including Section 10.04), when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Borrower agrees that the Administrative Agent and its representatives may conduct an annual audit of the Collateral, at the expense of the Borrower.

    Use of Proceeds. In the case of the Borrower, use the proceeds of the Credit Extensions (a) to pay fees and expenses incurred in connection with the Loan Documents, (b) to provide for working capital and other general corporate purposes for the Borrower and the Subsidiaries not in contravention of any applicable Law or any Loan Document, (c) for Permitted Acquisitions, and (d) to refinance the outstanding obligations under the Existing Credit Agreement.

    Further Assurances with Respect to Non-Regulated Subsidiaries. Promptly, and in any event within thirty (30) days, after a Person becomes a Non-Regulated Subsidiary (a) cause such Non-Regulated Subsidiary if it is not an Excluded Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent the Subsidiary Guaranty, or if the Subsidiary Guaranty has been executed and delivered by another Guarantor, a Joinder Agreement and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) perfect and maintain the validity, effectiveness and any priority of security interests in all of its personal property, assets and all proceeds and accessories therefrom to secure the Obligations as contemplated herein and in the Collateral Documents by executing and delivering the Security Agreement in the capacity of a Grantor, or if the Security Agreement has been executed and delivered by another Non-Regulated Subsidiary, a Joinder Agreement in the capacity of a Grantor and such other documents as the Administrative Agent shall deem appropriate for such purpose, and (iii) become a party to or execute all applicable Collateral Documents, as determined by the Administrative Agent and such other documents as the Administrative Agent shall deem appropriate for such purpose, (b) pledge and maintain a pledge of one hundred percent (100%) of the capital stock of any Non-Regulated Subsidiary pursuant to the terms of the Collateral Documents and (c) deliver, and cause such Person to deliver, to the Administrative Agent documents, to the extent deemed appropriate by the Administrative Agent, of the types referred to in clauses (iii), (iv), (vi), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi) of Section 4.01(a), and if requested by the Administrative Agent, favorable opinions of counsel to the Borrower and such Non-Regulated Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in subsection (a) of Section 4.01), all in form, content and scope reasonably satisfactory to the Administrative Agent.

    Further Assurances with Respect to Regulated Subsidiaries. In the event the Health Care Business Regulations in California change or the undertaking agreement which prohibits the pledge of the capital stock of Molina Healthcare of California or any of its Subsidiaries to secure a loan to the Borrower or any of its Subsidiaries is terminated or changed at a date in the future to permit the pledge of the capital stock of Molina Healthcare of California or any of its Subsidiaries, the Borrower shall be required to take, or cause to be taken, commercially reasonable efforts to pledge one hundred percent (100%) of the capital stock of the Molina Healthcare of California and its Subsidiaries.

      The Borrower will notify the Administrative Agent at any time that any other Person becomes licensed as a Regulated Subsidiary, and will file, or will cause such Regulated Subsidiary to file, if such Regulated Subsidiary is not an Excluded Subsidiary, promptly thereafter (and in any event within thirty (30) days after the issuance of such license), a request with the applicable Governmental Authority for approval of, or provide notice of (as applicable), the pledge of its capital stock to the Administrative Agent for the benefit of the Lenders. Upon submission of any such filing to the applicable Governmental Authority, the Borrower and such Regulated Subsidiary shall use commercially reasonable efforts to obtain such approval and shall provide the Administrative Agent, for the benefit of the Lenders, with monthly reports documenting the status of each request for approval. Within thirty (30) days after the date of such approval with respect to such Regulated Subsidiary, the Borrower will pledge and maintain a pledge of one hundred percent (100%) of the capital stock of such Regulated Subsidiary pursuant to the terms of the Collateral Documents and the Borrower or such Regulated Subsidiary, as appropriate, (i) shall become a party to and execute all applicable Collateral Documents, as determined by the Administrative Agent and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) shall deliver to the Administrative Agent, to the extent deemed appropriate by the Administrative Agent, documents of the type referred to in clauses (iii), (iv), (vi), (viii), (ix), (xi), (xv) and (xvi) of Section 4.01(a) and (iii) shall pledge and maintain the pledge of one hundred percent (100%) of the capital stock of such Regulated Subsidiary in accordance with the provisions of the Collateral Documents (subject to no Liens); provided, however with respect to a Permitted Acquisition by Molina Healthcare of California, the actions specified in this subsection (b) shall only be required to the extent permitted by applicable Law. Notwithstanding the foregoing provisions, the Borrower shall not be required to take such action with respect to a Regulated Subsidiary, and shall be relieved from its obligations under this Section 6.14(b) with respect to the pledge of the capital stock of such Regulated Subsidiary, if in the Borrower's good faith reasonable judgment such action would be likely to result in the incurrence of regulatory restrictions that could be reasonably expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Regulated Subsidiary.

    Further Assurances with Respect to other Collateral.

      To the fullest extent permitted by applicable Law, execute, and cause each of the Subsidiaries (to the extent appropriate) to execute, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing, to the fullest extent permitted by Law, (i) the Collateral to be subject to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.01) and (ii) the pledge of the capital stock of the Subsidiaries which capital stock is subject to a pledge pursuant to the Pledge Agreement, in each case to secure all the Obligations, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the validity, perfection and priority of the Liens created or intended to be created by the Loan Documents.

      If any property or asset is acquired or leased by the Borrower or any Grantor after the Closing Date, notify the Administrative Agent thereof (except, in the case of personal property, such notice shall not be required if the Administrative Agent has a valid first priority perfected security interest in such property and assets by virtue of any actions previously taken by or on behalf of the Administrative Agent), and cause, to the fullest extent permitted by Law, subject to the next succeeding sentence with respect to Real Property Assets acquired or leased after the Closing Date, such property and assets to be subjected to a first priority security interest, in the case of a Real Property Asset would be a first priority deed of trust, in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.01) take, and cause each Grantor to take, to the fullest extent permitted by Law, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Required Lenders to grant and perfect such Liens, including the actions described in subsection (a) and will obtain, and cause each Grantor to obtain, Waiver Agreements with respect (i) to real property assets that are leased by the Borrower or any Grantor and (ii) all such property and assets that are located in a public warehouse. The Borrower and any Grantor shall only be required to provide a valid first priority perfected security interest in a Real Property Asset acquired after the Closing Date with a market value of $1,000,000 or greater or a Real Property Asset in the form of a lease entered into after the Closing Date (i) with annual rent of $500,000 or greater, and (ii) wherein the granting of such lien does not cause a default by the Borrower or its Grantor under the lease; provided the Borrower makes a good faith effort to obtain permission from landlord to grant such lien. With respect to any owned Real Property Assets with a market value of $1,000,000 or greater, the Borrower shall provide, or cause to be provided, the following:

        an as-built survey of the sites of the Mortgaged Property that are certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated as of a date reasonably acceptable to the Administrative Agent by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company (as defined hereinafter), which surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 or 1999 and meeting the accuracy requirements as defined therein, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such surveys the following: (A) a current "as-built" survey showing the location of any adjoining streets (including their widths and any pavement or other improvements), easements (including the recorded information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (B) all means of ingress and egress, certifying the amount of acreage and square footage, the address of the Mortgaged Property, the legal description of the Mortgaged Property, and also contain a location sketch of the Mortgaged Property; (C) the location of all improvements as constructed on the Mortgaged Property, all of which shall be within the boundary lines of the Mortgaged Property and conform to all applicable zoning ordinances, set-back lines and restrictions; (D) the location of any Improvements on the Mortgaged Property with the dimensions in relations to the lot and building lines; (E) the measured distances from the Improvements to be set back and specified distances from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances require same; (F) all courses and distances referred to in the legal description, and the names of all adjoining owners on all sides of the Mortgaged Property, to the extent available; and (G) the flood zone designation, if any, in which the Mortgaged Property is located. The legal description of the applicable Mortgaged Property shall be shown on the face of each survey or affixed thereto, and the same shall conform to the legal description contained in the title policy described below;

        A mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent, (B) be issued at ordinary rates, (C) insure that each Mortgage insured thereby creates a valid first Lien on, and security interest in, the Mortgaged Property free and clear of all Liens, except as reasonably acceptable to the Administrative Agent, (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder, (E) be in the form of ALTA Loan Policy - 1970 Form B (Amended 10/17/70 and 10/17/84) (or equivalent policies), if available, (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the Administrative Agent, including, without limitation (to the extent applicable with respect to the relevant Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: variable rate endorsement; survey endorsement, but only as to such Real Property Assets for which a land survey is required pursuant to clause (i) above; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement, but only as to such Real Property Assets for which a land survey is required pursuant to clause (i) above; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2; contiguity coverage; and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with the Mortgaged Property (provided that all endorsements requested by the Administrative Agent shall be made based on the relative value of the Real Property Asset and the extent the requested endorsement is generally available at commercially reasonable rates) and (G) be issued by nationally recognized title companies (collectively, the "Title Insurance Company"), satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid;

        if requested by the Administrative Agent, and required by Law, a policy of flood insurance that (A) covers any parcel of the Mortgaged Property that is located in a flood zone, and (B) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by each relevant Mortgage or the maximum limit of coverage made available with respect to the particular type of Mortgaged Property under the National Flood Insurance Act of 1968, whichever is less;

        a copy of (A) all documents listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and (B) all other material documents affecting the Mortgaged Property in the possession or under the control of the Borrower, including, for those Real Property Assets for which a land survey is required under clause (i) above, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the Mortgaged Property; and

        evidence reasonably acceptable to the Administrative Agent that the Real Property Assets comply with applicable zoning ordinances, if any.

    Performance of Material Contracts. Do the following, and cause each of the Subsidiaries to do the following: (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it; and (b) maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except, in either case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

    Maintenance of Licensing, Etc. Preserve and maintain, and cause each of the Regulated Subsidiaries to preserve and maintain, (a) the licensing and certification of each Regulated Subsidiary pursuant to the Health Care Business Regulations and other applicable Laws, (b) all certifications and authorizations necessary to ensure that the Regulated Subsidiaries are eligible for all reimbursements available under the Health Care Business Regulations and other applicable Laws to the extent applicable to the Regulated Subsidiaries owned by the Borrower or any of the Subsidiaries in their respective jurisdictions and (c) all licenses, permits, authorizations and qualifications required under the Health Care Business Regulations and other applicable Laws in connection with the ownership or operation of the Regulated Subsidiaries.

    Environmental. Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition that either the Administrative Agent or the Required Lenders reasonably believes has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.12 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Borrower's expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of Hazardous Materials on any Real Property Assets and as to the compliance by the Borrower and each Subsidiary with Environmental Laws at such Real Property Assets. If the Borrower fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and the Borrower and each of the Subsidiaries hereby grant to the Administrative Agent and its representatives access to the Real Property Assets to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Borrower on demand and added to the obligations secured by the Collateral Documents.

  NEGATIVE COVENANTS

  So long as any Lender shall have any Commitment hereunder, any Loan or other non-contingent Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, directly or indirectly:

    Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the "Permitted Liens"):

      Liens pursuant to any Loan Document;

      Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

      Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

      statutory Liens of landlords and carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith and by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

      pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

      deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

      easements, rights-of-way, restrictions and other similar encumbrances affecting real property incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

      Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

      Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) any such Lien attaches to such property concurrently with or within 90 days of the acquisition thereof, (ii) such Lien does not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the Indebtedness secured thereby does not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

      any interest or title of a lessor under, and Liens arising from UCC financing statements relating to, leases permitted by this Agreement;

      Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters; provided that the Borrower in its reasonable discretion in each case shall have established adequate reserves for such claims or actions;

      normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

      Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

      Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

      other Liens securing Indebtedness or other obligations not otherwise prohibited by this Agreement not in excess of $5 million.

    Investments. Make or hold, or permit any of the Subsidiaries to make or hold, any Investments in any Person, except:

      Investments held by the Loan Parties in the form of cash equivalents or short-term marketable debt securities;

      Investments made prior to the Closing Date and set forth in Schedule 7.02;

      advances or loans to directors, officers and employees in the ordinary course of business of the Borrower and the Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1 million in the aggregate at any one time outstanding; provided however that all such advances or loans must be in compliance with all applicable Laws, including Sarbanes-Oxley;

      Investments in any Person which is a Loan Party prior to giving effect to such Investment;

      Investments by the Borrower in and to any Loan Party in the form of contributions to capital or loans or advances; provided that (i) immediately before and after giving effect thereto, no Default exists or would result therefrom, (ii) each item of intercompany Indebtedness shall be unsecured and (iii) each item of intercompany Indebtedness shall be evidenced by an Intercompany Note which shall be pledged as security for the Obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Collateral Documents;

      so long as no Default or Event of Default shall have occurred and be continuing at the time of any such Investment (unless such Investment is required by applicable regulatory requirements), Investments in Regulated Subsidiaries;

      so long as no Default or Event of Default shall have occurred and be continuing at the time of any such Investment, Investments consisting of equity holdings in Persons other than Subsidiaries in an aggregate amount not to exceed $10 million at any time outstanding;

      Investments that constitute Permitted Acquisitions;

      (i) Required Advances and (ii) other advances to Contract Providers (and their Affiliates) in an amount not to exceed (A) with respect to any Contract Provider (and its Affiliates) individually, $1 million in the aggregate at any time outstanding (excluding Required Advances) and (B) with respect to Contract Providers collectively, $5 million in the aggregate at any time outstanding (excluding Required Advances);

      Investments by the Borrower in Swap Contracts permitted under Section 7.03(d); and

      Investments of a nature not addressed in any of the foregoing subsections in an amount not to exceed $2.5 million in the aggregate at any time outstanding.

    Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:

      Indebtedness under the Loan Documents;

      Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

      Guarantees of any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower;

      obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view," and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

      Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in the proviso in Section 7.01(h); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15 million;

      intercompany Indebtedness permitted under Section 7.02(d);

      (i) contingent obligations with respect to surety bonds and similar instruments incurred in the ordinary course of business in an aggregate amount not to exceed $10 million at any time outstanding and (ii) endorsements for collection or deposit in the ordinary course of business;

      Guarantees by the Borrower of (i) leases by the Subsidiaries of office and medical space entered into in the ordinary course of business, (ii) reserve obligations and similar obligations of the Subsidiaries under applicable Laws and (iii) the obligations of the Regulated Subsidiaries under insurance policies issued by the Subsidiaries in the ordinary course of business;

      unsecured Subordinated Indebtedness, in an aggregate principal amount not to exceed $75 million at any time outstanding, provided that (i) the loan documentation with respect to such Subordinated Indebtedness shall contain covenants and default provisions relating to the Borrower or any of the Subsidiaries that are less restrictive than the covenants and default provisions contained in the Loan Documents, and (ii) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Subordinated Indebtedness and to the concurrent retirement of any other Indebtedness of the Borrower or any Subsidiary, (A) the Consolidated Leverage Ratio would be less than 1.00 to 1.00 and (B) the Borrower would otherwise be in compliance with the financial covenants set forth in Section 7.18, in each case as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;

      Indebtedness arising or existing with respect to Governmental Reimbursement Program Costs; and

      additional unsecured Indebtedness of the Borrower, or any Subsidiary not covered in the foregoing subsections in an aggregate principal amount not to exceed $10 million at any time outstanding; provided that (i) such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising under this Agreement and the Loan Documents and (ii) the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to the Borrower or any Subsidiary that are more restrictive than the covenants and default provisions contained in the Loan Documents.

    Fundamental Changes and Acquisitions.

      Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of, or permit any of the Subsidiaries to merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of, (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

        Health Care Horizons, Inc., a Michigan corporation, may effect a merger with and into Molina Healthcare of New Mexico with Molina Healthcare of New Mexico being the surviving entity so long as no Default exists or would result therefrom, and the Borrower takes all actions and makes all deliveries required under Article VI and the Collateral Documents as the Administrative Agent may deem appropriate in order to perfect and protect the security interests granted pursuant to the Loan Documents (and in connection therewith, the Administrative Agent is authorized by the Lenders to release any Liens on the stock or assets of Health Care Horizons, Inc. and to release Health Care Horizons, Inc. from the Subsidiary Guaranty);

        a Loan Party may merge with the Borrower; provided that the Borrower shall be the continuing or surviving Person;

        a Loan Party (other than the Borrower) may be party to a transaction of merger or consolidation with another Loan Party;

        any Subsidiary which is not a Loan Party may be merged or consolidated with or into (A) any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, or (B) any other Subsidiary which is not a Loan Party;

        a wholly-owned Subsidiary may dissolve, liquidate or wind-up its affairs at any time provided that such dissolution, liquidation or winding-up, as applicable, could not reasonably be expected to have a Material Adverse Effect;

        a Subsidiary may be a party to a transaction of merger or consolidation with a Person other than the Borrower or any Subsidiary; provided that (A) the surviving entity shall be a wholly-owned Subsidiary and shall execute and deliver such Joinder Agreement, Pledge Agreement, Security Agreement and Intercompany Notes, as applicable, and take other such action as may be necessary for compliance with the provisions of Sections 6.13, 6.14 and 6.15, and (B) the transaction shall otherwise constitute a Permitted Acquisition; and

        a Subsidiary may enter into a transaction of merger or consolidation in connection with a Disposition permitted under Section 7.05.

      Permit the Borrower or any Subsidiary to make any Acquisition, unless:

        in the case of an acquisition of capital stock of another Person, after giving effect to such acquisition,

        (A) if the Acquisition is not of a controlling interest in the subject Person such that after giving effect thereto the subject Person will not be a Subsidiary, then such Acquisition will constitute an Investment permitted by Section 7.02; and

        (B) if the Acquisition is of a controlling interest in the subject Person such that after giving effect thereto the subject Person will be a Subsidiary, then such Acquisition will constitute a Permitted Acquisition; and

        in the case of an Acquisition of all or any substantial portion of the Property (other than capital stock) of another Person, then such Acquisition will constitute a Permitted Acquisition.

    Dispositions. Make any Disposition or permit any Subsidiary to make any Disposition, except:

      Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

      Dispositions of inventory in the ordinary course of business;

      Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of similar replacement property;

      Dispositions of property to a Loan Party;

      Dispositions of property from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

      Dispositions permitted by Sections 7.02 and 7.04;

      non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years; and

      any other Disposition if (i) the consideration paid in connection therewith shall be cash or Cash Equivalents (payment to be contemporaneous with consummation of transaction) and shall be in an amount not less than the fair market value of the Property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 7.05, (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year shall not exceed $10 million and (v) no later than five (5) Business Days prior to any such Disposition of assets valued at $5 million or more, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.18 as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;

    provided, however, that any Disposition pursuant to subsections (a) through (g) shall be for fair market value.

    Restricted Payments. Make, or permit any Subsidiary to make, any Restricted Payment; provided that:

      the Borrower and each Subsidiary may declare and make dividend payments and other distributions, including stock splits, payable solely in common stock and other common Equity Interests of such Person;

      the Borrower may accept (directly or indirectly) shares of its capital stock or other assets in satisfaction of any Indebtedness owed to the Borrower by its officers or employees; provided, however, that such activities must be in compliance with all applicable Laws, including Sarbanes-Oxley;

      the Borrower may finance the costs of Permitted Acquisitions, payable solely in common stock and other Equity Interests of the Borrower;

      any Subsidiary may make Restricted Payments to the Borrower or any wholly-owned Subsidiary of the Borrower; and

      the Borrower may make any other Restricted Payments so long as, at the time of any such Restricted Payment:

        No Default or Event of Default shall have occurred and be continuing; and

        The aggregate amount paid to make such Restricted Payment, together with the aggregate amount paid to make all other Restricted Payments pursuant to this Section 7.06(e) during the same fiscal year shall not exceed $30 million, as long as after giving effect to such Restricted Payments (as well as any Indebtedness incurred in connection therewith) on a Pro Forma Basis (as demonstrated by delivery to the Administrative Agent of a Compliance Certificate if any additional Indebtedness is incurred by the Borrower in connection with such Restricted Payment) (A) the Consolidated Leverage Ratio is less than or equal to 1.75 to 1.00 and (B) there shall be at least $25 million of remaining availability existing under the Aggregate Commitments.

    Amendment, Etc. of Indebtedness, Other Material Contracts and Constitutive Documents and Payments in respect of Indebtedness.

      After the issuance thereof, amend or modify (or permit the amendment or modification of (including any waivers of)), or permit any Subsidiary to amend or modify (or permit the amendment or modification of (including any waivers of)), the terms of any Indebtedness (other than the Obligations under this Agreement) in a manner adverse in any material respect to the interests of the Lenders (including, without limitation, specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto).

      Cancel or terminate any other Material Contract or consent to or accept any cancellation or termination thereof by any Subsidiary, amend or modify (or permit the amendment or modification of (including any waivers of)), or permit any Subsidiary to amend or modify (or permit the amendment or modification of (including waivers of)), any Material Contract, waive, or permit any Subsidiary to waive, any default under or breach any Material Contract, unless, in each case, any such cancellation termination, amendment or modification, or consent, waiver or approval thereunder could not reasonably be expected to have a Material Adverse Effect.

      Amend, or permit any of the Subsidiaries to amend, its Organization Documents, unless, in each case, any such amendment is not adverse in any material respect to the Lenders.

      Make any payment, or permit any Subsidiary to make any payment, in contravention of the terms of any subordination with respect to any Indebtedness.

      Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange, or permit any Subsidiary to make any prepayment, redemption, defeasance or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange, of any Indebtedness (other than the Indebtedness under the Loan Documents and intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Indebtedness.

    Change in Nature of Business. Engage in, or permit any Subsidiary to engage in, any material line of business other than the Health Care Business.

    Transactions with Affiliates. Except for certain existing transactions specifically set forth on Schedule 7.09, enter into or permit to exist, or permit any Subsidiary to enter into or permit to exist, any transaction or series of transactions with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Sections 7.02, 7.03, 7.04, 7.05 or 7.06, (d) normal compensation (including bonuses) and reimbursement of expenses of officers and directors to the extent consistent with Law, including Sarbanes-Oxley, (e) Investments permitted by Sections 7.02(b) or 7.02(c) and Restricted Payments permitted under Section 7.06(b), (f) cost sharing arrangements of the Borrower and the Subsidiaries in the ordinary course of business generally consistent with past practices, (g) de minimis transactions and (h) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

    Limitations on Restricted Actions. Enter into or create or otherwise cause to exist or become effective, or permit any Subsidiary to enter into or create or otherwise cause to exist or become effective, any agreement or arrangement that: (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (B) any amendments to or modifications of any undertaking between Molina Healthcare of California and Government Authorities in California solely with respect to Molina Healthcare of California but only to the extent the amendments and modifications could not reasonably be expected to have a material adverse effect on Molina Healthcare of California; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

    [Intentionally Omitted.]

    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

    Impairment of Security Interests. Permit any Loan Party or any of their respective Subsidiaries to (a) take or omit to take any action which action or omission could reasonably be expected to or would materially impair the security interests in favor of the Administrative Agent with respect to the Collateral or (b) grant to any Person (other than the Administrative Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.

    Ownership of Subsidiaries, Foreign Subsidiaries and Other Restrictions Relating to Subsidiaries.

      Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than the Borrower or any wholly-owned Subsidiary; provided that Molina Healthcare of California, a Subsidiary of the Borrower, shall not have any such right, except to the extent permitted by the definition of Permitted Acquisition) to own any capital stock of any Subsidiary (except as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary permitted under Section 7.04 or Section 7.05) or (ii) permit any Subsidiary to issue any shares of preferred capital stock.

      No Foreign Subsidiaries or Assets. Form or acquire, or cause any of the Subsidiaries to form or acquire, any Foreign Subsidiaries or own, lease or hold any Property which is located outside the United States.

      Other Restrictions. Except as set forth in the final proviso of the definition of Permitted Acquisition, form or acquire, any new Subsidiaries of Molina Healthcare of California.

    Fiscal Year. Change its fiscal year, or permit any Subsidiary to change its fiscal year, unless such change is not adverse in any respect to the Lenders.

    Partnerships, etc. Become, or permit any Subsidiary to become, a general partner or limited partner or joint venture.

    Capital Expenditures. Make, or become legally obligated to make, any Capital Expenditure, except for Capital Expenditures determined on a consolidated basis in accordance with GAAP in the ordinary course of business not exceeding the aggregate amount of $15 million for the Borrower and the Subsidiaries during each fiscal year; provided, however, that so long as no Default has occurred and is continuing or would result from such Capital Expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted, may be carried over in an amount equal to 50% of the unused portion for Capital Expenditures in the next following fiscal year.

    Financial Covenants.

      Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower (calculated for each four consecutive fiscal quarter period) to be less than the ratio set forth below opposite the period in which such date occurs:

Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio
Closing Date through December 30, 2006	2.0:1.0
December 31, 2006 and each fiscal quarter thereafter	3.0:1.0

      Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 2.0: 1.0.

    Statutory Net Worth Ratio. Permit as of the end of each fiscal quarter:

      for Regulated Subsidiaries operating in states that require risk-based capital reporting:

        with respect to Regulated Subsidiaries operating in a state in which regulatory action may be taken against a Regulated Subsidiary that does not maintain a minimum Statutory Net Worth threshold at a level equal to or greater than Company Action Level, such Regulated Subsidiary to maintain a ratio of Statutory Net Worth to Company Action Level Risk-Based Capital at a level less than 1.10:1.00; and

        with respect to all other Regulated Subsidiaries, each such Regulated Subsidiary to maintain a ratio of Statutory Net Worth to the state's Statutory Net Worth requirement at a level less than 1.25:1.00; provided that in no event shall the amount required pursuant to this clause (a)(ii) be greater than the amount which would be required if clause (a)(i) were applicable to such Regulated Subsidiary; and

      for Regulated Subsidiaries operating in states that do not require risk-based capital reporting, each such Regulated Subsidiary to maintain a ratio of Statutory Net Worth to the applicable Statutory Net Worth requirement at a level less than 1.25:1.00; provided that in no event shall the amount required pursuant to this clause (b) be greater than the amount which would be required if clause (a)(i) were applicable to such Regulated Subsidiary;

  provided, in each case for the first three fiscal quarters of each year, the denominator shall be the prescribed level as of the end of the preceding fiscal year, and for the last fiscal quarter of each year, the denominator shall be the prescribed level as of the end of such fiscal year.

  EVENTS OF DEFAULT AND REMEDIES

    Events of Default. Any of the following shall constitute an Event of Default:

      Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

      Specific Covenants.

        The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.05(a) or 6.12 or Article VII; or

        Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02 or 6.03, which failure continues for five days after the earlier of (A) the date upon which a Responsible Officer had Actual Knowledge of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

      Other Defaults. The Borrower or any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which a Responsible Officer had Actual Knowledge of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

      Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

      Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace period with respect thereto, if any in respect of (x) the Building Finance Loan or (y) any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform (beyond the applicable grace period with respect thereto) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

      Insolvency Proceedings, Etc. The Borrower or any of its Significant Subsidiaries (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors or (ii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

      Inability to Pay Debts; Attachment. (i) The Borrower or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

      Judgments. There is entered against the Borrower or any of its Significant Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

      ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

      Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Responsible Officer of a Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or in the case of any Lien granted pursuant to any Collateral Document (including any Lien granted after the Closing Date in accordance with Section 6.13, 6.14 or 6.15) in favor of the Administrative Agent, such Lien ceases to have the priority purported to be granted under such Collateral Document (other than pursuant to the terms thereof or hereunder) or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or

      Subsidiary Guaranty. The Subsidiary Guaranty given by any Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with Section 6.13) or any provision thereof shall cease to be in full force and effect, or any Responsible Officer of a Guarantor (including any Person that becomes a Guarantor after the Closing Date in accordance with Section 6.13) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the Subsidiary Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty; or

      Change of Control. There occurs any Change of Control with respect to the Borrower; or

      Regulated Subsidiary Event. (i) A Regulated Subsidiary Event shall remain unremedied for sixty (60) days after the occurrence thereof (or such lesser period of time, if any, as the Health Care Business Regulator administering the Health Care Business Regulations shall have imposed for the cure of such Regulated Subsidiary Event), or (ii) any Regulated Subsidiary shall suffer the loss of twenty-five percent (25%) or more of the enrolled recipients for which it is responsible as measured from the beginning of the previous month or from the close of its immediately preceding fiscal-year end and could reasonably be expected to have a Material Adverse Effect; or

      Exclusion Event. There shall occur an Exclusion Event that could be reasonably expected to result in a Material Adverse Effect.

    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

      declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

      declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

      require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

      exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under applicable Law or the Loan Documents, including without limitation, all rights and remedies existing under the Collateral Documents and all rights and remedies against a Guarantor;

    provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

  First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III hereof and Section 2.5 of the Subsidiary Guaranty) payable to the Administrative Agent in its capacity as such;

  Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Commitment Fees) payable to the Lenders (including Attorney Costs and amounts payable under Article III hereof and Section 2.5 of the Subsidiary Guaranty), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

  Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Commitment Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

  Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this subclause (i) to this clause Fourth held by them and (ii) to payment of that portion of the Obligations constituting amounts owing under or in respect of Secured Swap Contracts, ratably among the Swap Banks in proportion to the respective amounts described in this subclause (ii) to this clause Fourth held by them;

  Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

  Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

  Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

  ADMINISTRATIVE AGENT

    Appointment and Authority.

    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

    Exculpatory Provisions.

    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

    Reliance by Administrative Agent.

    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Book Managers, Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

    (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

    (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

  (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

  (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h); and

  (c) to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10

  MISCELLANEOUS

    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

      waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

      extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

      postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

      reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

      change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

      change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

      release all or substantially all of the Guarantors from the Subsidiary Guaranty except as specifically permitted in the Loan Documents without the written consent of each Lender, or release all or substantially all of the Collateral except as specifically permitted by the Loan Documents without the written consent of each Lender;

    and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter and the Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. Upon delivery by the Borrower of each Compliance Certificate of Responsible Officers certifying supplements to the schedules to the Security Agreement or the Pledge Agreement, the schedule supplements attached to each such certificate shall be incorporated into and become a part of and supplement the schedules thereto, as applicable, and the Administrative Agent may attach such schedule supplements to such schedules, and each reference to such schedules shall mean and be a reference to such schedules, as supplemented pursuant thereto.

    In the event that any waiver, amendment or modification requires the prior written consent of each Lender pursuant to this Section 10.01, and the Borrower has obtained the approval of all but one Lender, the Borrower shall have the right to replace such non-consenting Lender in accordance with Section 10.13.

    Notices; Effectiveness; Electronic Communications.

      Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

        if to the Administrative Agent to the Administrative Agent's Office, if to the Borrower, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

      Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

      Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

      Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

      The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

      Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

      Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

    No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

    Attorney Costs; Expenses; Indemnity; Damage Waiver.

      Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and the Joint Book Managers and their Affiliates (including, without limitation, all Attorney Costs of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of the Commitment Letter, the Fee Letter, this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including all Attorney Costs of counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

      Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, the Joint Book Mangers, the Syndication Agents, the Documentation Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Commitment Letter (including, without limitation, the pre-closing syndication and arrangement of the Loans), this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

      Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

      Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

      Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

      Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, the L/C Issuer, the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent, the L/C Issuer upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

    Successors and Assigns.

      Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

        any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) (each such consent not to be unreasonably, withheld or delayed); and

        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500 (other than assignments by any Lender to one of its Affiliates).

      Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

      Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

      Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

      Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

      Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

      Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Joint Lead Arrangers, the Joint Book Managers, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have authority over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Joint Lead Arranger, any Joint Book Manager, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.

    For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Joint Lead Arranger, any Joint Book Manager, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

    Each of the Administrative Agent, the Joint Lead Arrangers, the Joint Book Managers, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if the circumstances exist under the last sentence in Section 10.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

      the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

      such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

      in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

      such assignment does not conflict with applicable Laws.

    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

    Governing Law; Jurisdiction; Etc.

      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH PARTY HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

      WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

      SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM IN NEW YORK, NEW YORK AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS SECTION 10.14 AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING UPON CT CORPORATION SYSTEM IN NEW YORK, NEW YORK IN ANY MANNER OR BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER'S ADDRESS REFERRED TO IN SECTION 10.02. THE BORROWER AGREES THAT SUCH SERVICE (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (ii) SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT.

    Waiver of Jury Trial EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    USA Patriot Act Notice. Each Lender and L/C Issuer that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender or L/C Issuer) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, L/C Issuer or the Administrative Agent, as applicable, to identify the Borrower in accordance with such Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOLINA HEALTHCARE, INC., a Delaware

corporation, as the Borrower

By: /s/ John Molina

Name: John Molina

Title: Executive Vice President

Chief Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By: /s/ Cayce McCain

Name: Cayce McCain

Title: Assistant Vice President

CIBC WORLD MARKETS CORP., as Syndication Agent

By: /s/ Doug Cornett

Name: Doug Cornett

Title: Managing Director

CITICORP NORTH AMERICA, INC., as Syndication Agent

By: /s/ Naomi Goldman

Name: Naomi Goldman

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent

By: /s/ Christian E. Stein III

Name: Christian E. Stein III

Title: Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Amie L. Edwards

Name: Amie L. Edwards

Title: Vice President

CIBC INC., as Lender

By: /s/ Doug Cornett

Name: Doug Cornett

Title: Authorized Signatory

CITICORP NORTH AMERICA, INC., as Lender

By: /s/ Naomi Goldman

Name: Naomi Goldman

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By: /s/ Christian E. Stein III

Name: Christian E. Stein III

Title: Vice President

UBS LOAN FINANCE LLC, as Lender

By: /s/ Wilfred V. Saint

Name: Wilfred V. Saint

Title: Director

Banking Products Services, US

By: /s/ Joselin Fernandes

Name: Joselin Fernandes

Title: Associate Director

Banking Products Services, US

HARRIS TRUST AND SAVINGS BANK, as Lender

By: /s/ Gloria Compean-Endicott

Name: Gloria Compean-Endicott

Title: Managing Director

SOCIETE GENERALE, as Lender

By: /s/ Mary Brickley

Name: Mary Brickley

Title: Director

UNION BANK OF CALIFORNIA, N.A., as Lender

By: /s/ Gina M. West

Name: Gina M. West

Title: Vice President

EAST WEST BANK, as Lender

By: /s/ Kathleen T. Kwan

Name: Kathleen T. Kwan

Title: First Vice President

BANK OF THE WEST, as Lender

By: /s/ Jennifer L. Banks

Name: Jennifer L. Banks

Title: Vice President

WELLS FARGO BANK, N.A., as Lender

By: /s/ Lucy Nixon

Name: Lucy Nixon

Title: Senior Vice President

BANK OF COMMUNICATIONS, NEW YORK BRANCH, as Lender

By: /s/ Hong Tu

Name: Hong Tu

Title: General Manager